UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )
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National Oilwell Varco, Inc.

(Name of Registrant as Specified In Its Charter)

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Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT	1
Proposal No. 1 — Election of Directors	6
Committees and Meetings of the Board	12
Board of Directors	15
Audit Committee Report	18
Proposal No. 2 — Ratification of Independent Auditors	20
Proposal No. 3 — Approval of Compensation of our Named Executive Officers	22
Proposal No. 4 — Frequency of Advisory Vote on Named Executive Officer Compensation	24
Proposal No. 5 — Approval of Amendment to Amended and Restated Certificate of Incorporation to Provide for the Annual Election of All Directors	25
Proposal No. 6 — Approval of Amendment to Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	26
Proposal No. 7 — Stockholder Proposal	27
Corporate Governance	29
Executive Officers	33
Stock Ownership	35
Compensation Discussion and Analysis	37
Compensation Committee Report on Executive Compensation	49
Executive Compensation	60
Certain Relationships and Related Transactions	66
Director Compensation	67
Section 16(a) Beneficial Ownership Reporting Compliance	69
Stockholder Proposals for the 2012 Annual Meeting	69
Annual Report and Other Matters	69

Annex I — Charter Amendment to Provide for the Annual Election of All Directors	70

Appendix I — Charter of the Audit Committee of the Board of Directors	I-1
Appendix II — Charter of the Compensation Committee of the Board of Directors	I-8
Appendix III — Charter of the Nominating/Corporate Governance Committee of the Board of Directors	I-11
Appendix IV — Corporate Governance Guidelines	I-16
Appendix V — Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers	I-29
Appendix VI — Code of Ethics For Senior Financial Officers	I-33

NATIONAL OILWELL VARCO, INC.
7909 Parkwood Circle Drive
Houston, Texas 77036
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2011

DATE:	Thursday, May 19, 2011
TIME:	10:00 a.m. (Houston time)
PLACE:	National Oilwell Varco
7909 Parkwood Circle Dr.
Houston, Texas 77036
The 2011 annual meeting of stockholders of National Oilwell Varco, Inc. will be held at the Company’s corporate headquarters located at 7909 Parkwood Circle Drive, Houston, Texas on Thursday, May 19, 2011, at 10:00 a.m. local time, for the following purposes:
1.	To elect two directors to hold office for a three-year term;

2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company for 2011;

3.	To consider and act upon an advisory proposal to approve the compensation of our named executive officers;

4.	To consider and act upon an advisory proposal regarding the frequency of the advisory vote on named executive officer compensation;

5.	To consider and act upon a proposal to approve an amendment to our amended and restated certificate of incorporation to provide for the annual election of all directors;

6.	To consider and act upon a proposal to approve an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 500,000,000 to 1,000,000,000;

7.	To consider and act upon a proposal submitted by a stockholder if properly presented at the meeting; and

8.	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.
The Board of Directors recommends that you vote “FOR” the election of the two nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2011 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), “FOR” the approval of the amendment to our amended and restated certificate of incorporation to provide for the annual election of all directors (Proposal 5), and “FOR” the approval of the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock (Proposal 6).
The Board of Directors recommends that the advisory vote on named executive officer compensation be conducted on an annual basis (Proposal 4).
The Board of Directors recommends that you vote “AGAINST” the stockholder proposal (Proposal 7).
The Board of Directors has set March 28, 2011 as the record date for the annual meeting of the stockholders (“Annual Meeting”). If you were a stockholder of record at the close of business on March 28, 2011, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and during ordinary business hours at our offices at 7909 Parkwood Circle Drive, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors
/s/ Dwight W. Rettig
Dwight W. Rettig
Senior Vice President, General Counsel and Secretary

Houston, Texas
April 7, 2011

NATIONAL OILWELL VARCO, INC.
7909 Parkwood Circle Drive
Houston, Texas 77036
PROXY STATEMENT
Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to National Oilwell Varco, Inc.

ANNUAL MEETING:	Date: Thursday, May 19, 2011
Time: 10:00 a.m. (Houston time)
Place: National Oilwell Varco
7909 Parkwood Circle Dr.
Houston, Texas 77036

AGENDA:	Proposal 1: To elect two nominees as directors of the Company for a term of three years.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

Proposal 4: To recommend a frequency for the advisory vote on named executive officer compensation.

Proposal 5: To approve an amendment to our Amended and Restated Certificate of Incorporation to provide for the annual election of all directors.

Proposal 6: To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 1,000,000,000.

Proposal 7: To consider and act upon a stockholder proposal if properly presented at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the election of the two nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2011 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), “FOR” the approval of the amendment to our amended and restated certificate of incorporation to provide for the annual election of all directors (Proposal 5), and “FOR” the approval of the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock (Proposal 6).

The Board of Directors recommends that the advisory vote on named executive officer compensation be conducted on an annual basis (Proposal 4).

The Board of Directors recommends that you vote “AGAINST” the stockholder proposal (Proposal 7).

RECORD DATE/
WHO CAN VOTE:	All stockholders of record at the close of business on March 28, 2011 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is National Oilwell Varco common stock. Holders of National Oilwell Varco common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 7, 2011. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the two nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), FOR the frequency of the advisory vote on named executive officer compensation to be on an annual basis (Proposal 4), FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to provide for the annual election of all directors (Proposal 5), FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal 6), and AGAINST the stockholder proposal (Proposal 7).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of March 28, 2011, there were 422,675,128 shares of National Oilwell Varco common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 211,337,565 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:	For the proposal to elect the two director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 7 of the proxy statement. You cannot abstain in the election of directors and broker non-votes are not counted. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 2) and the proposal to approve the compensation of our named executive officers (Proposal 3) will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 3, brokers are not permitted to vote your shares on the compensation of our named executive officers in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

For the frequency of the advisory vote on executive officer compensation (Proposal 4), stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. The choice which receives the highest number of votes will be deemed the choice of the stockholders. With respect to Proposal 4, brokers are not permitted to vote your shares on the frequency of the advisory vote on compensation of our named executive officers in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to amend our Amended and Restated Certificate of Incorporation to provide for the annual election of all directors (Proposal 5) and the proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal 6) will require the affirmative vote of a majority of the shares of our common stock entitled to vote. An abstention will have the same effect as a vote “against” such proposal.

Approval of the stockholder proposal (Proposal 7) will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:	The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $6,000, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on Thursday, May 19, 2011.
The Company’s 2011 Proxy Statement and the Annual Report to Stockholders for the year ended 2010 are also available at: http://www.proxyvote.com
For directions to the Annual Meeting, please contact investor relations at 713-346-7500.
PLEASE VOTE — YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS
PROPOSAL NO. 1 ON THE PROXY CARD
The Board of Directors of National Oilwell Varco (the “Board”) is divided into three classes, each class serving a term of three years. Directors whose terms expire this year include: Robert E. Beauchamp and Jeffery A. Smisek.
Robert E. Beauchamp and Jeffery A. Smisek are nominees for directors for a three-year term expiring at the Annual Meeting in 2014, or when their successors are elected and qualified. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Directors whose terms expire in 2012 and 2013 will continue to serve in accordance with their prior election or appointment. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval
National Oilwell Varco’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is fourteen days in advance of when we file our definitive proxy statement with the SEC; this year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” In 2011, all director nominees are currently serving on the Board.
Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Information Regarding Nominees for Director for Terms Expiring in 2014:

		Expiration Date of		Year First Became
Name	Age	Current Term	Biography	Director
Robert E. Beauchamp	51	2011	Mr. Beauchamp has been a Director of the Company since August 2002. Since 1988, he has served in various capacities at BMC Software, Inc., a leading provider of enterprise management solutions, most recently as President and Chief Executive Officer and as Chairman of the Board. During his career with BMC, he also served as senior vice president of research & development, vice president of strategic marketing and corporate development, and director of strategic marketing.	2002

Jeffery A. Smisek	56	2011
Mr. Smisek has been a Director of the Company since March 2005. Mr. Smisek served as a Director of Varco (and its predecessor, Tuboscope Inc.) from February 1998 until its merger with the Company on March 11, 2005. Mr. Smisek has served as President, Chief Executive Officer and a director of United Continental Holdings, Inc. since October 2010. Mr. Smisek previously served as Chairman, President and Chief Executive Officer of Continental Airlines, Inc. from January 2010 until its merger with United Airlines, Inc. in October 2010. Mr. Smisek previously served Continental Airlines, Inc. as: President and Chief Operating Officer from September 2008 until December 2009; President and a director from December 2004; Executive Vice President from March 2003 until December 2004; and Executive Vice President — Corporate from May 2001 until March 2003.
				2005
Your Board of Directors recommends that you vote “FOR” the election of the two nominees for director.

Information Regarding Continuing Directors:

		Expiration Date of		Year First Became
Name	Age	Current Term	Biography	Director
Merrill A. Miller, Jr.	60	2012
Mr. Miller has been a Director of the Company since May 2001 and Chairman of the Board since July 22, 2005. He also served as Chairman of the Board from May 2002 through March 11, 2005. He served as the Company’s Chief Operating Officer from November 2000 through March 11, 2005. He has served as President since November 2000 and as Chief Executive Officer since May 2001. He has served in various senior executive positions with National Oilwell since February 1996. Mr. Miller also serves as a director of Chesapeake Energy Corporation, a company engaged in the development, acquisition, production, exploration, and marketing of onshore oil and natural gas properties in the United States.
				2001

Greg L. Armstrong	52	2012
Mr. Armstrong has been a Director of the Company since March 2005. Mr. Armstrong served as a Director of Varco from May 20, 2004 until its merger with the Company on March 11, 2005. Since 1998, he has been the Chairman of the Board and Chief Executive Officer of Plains All American GP LLC, the general partner and controlling entity of Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. Since 2010, he has been Chairman of the Board and Chief Executive Officer of PNGS GP LLC, the controlling entity of PAA Natural Gas Storage, L.P., a publicly traded master limited partnership engaged in the natural gas storage business. Mr. Armstrong is a member of the National Petroleum Council and is a director of the Federal Reserve Bank of Dallas, Houston Branch.
				2005

Ben A. Guill	60	2013	Mr. Guill has served as a Director of the Company since 1999. He is a Managing Partner of White Deer Energy, a middle market private equity fund focused on energy investments. Until April 2007, he was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry.	1999

		Expiration Date of		Year First Became
Name	Age	Current Term	Biography	Director
David D. Harrison	63	2012
Mr. Harrison has been a Director of the Company since August 2003. He has served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, since February 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various domestic and international finance positions with a combination of General Electric and Borg-Warner Chemicals. Mr. Harrison serves as a director of Navistar International Corporation, a holding company whose wholly owned subsidiaries produce International® brand commercial trucks, MaxxForce brand diesel engines, IC brand school buses, and Workhorse brand chassis for motor homes and step vans. Mr. Harrison also serves as a director of James Hardie Industries, a leading fibre cement technology company.
				2003

Roger L. Jarvis	57	2013
Mr. Jarvis has been a Director of the Company since February 2002. Since May 2010, he has served as Chairman of Common Resources II LLC, a privately held company engaged in the business of exploration for and production of hydrocarbons in the United States. Mr. Jarvis previously served as Chairman, Chief Executive Officer and President of Common Resources LLC from 2007 until its acquisition in May 2010. He served as President, Chief Executive Officer and Director of Spinnaker Exploration Company, a natural gas and oil exploration and production company, from 1996 and as its Chairman of the Board from 1998, until its acquisition by Norsk Hydro ASA in December 2005.
				2002

		Expiration Date of		Year First Became
Name	Age	Current Term	Biography	Director
Eric L. Mattson	59	2013
Mr. Mattson has been a Director of the Company since March 2005. Mr. Mattson served as a Director of Varco (and its predecessor, Tuboscope Inc.) from January 1994 until its merger with the Company on March 11, 2005. Mr. Mattson is currently an investor in and serves as the Chief Financial Officer of Select Energy Services, LLC, a privately held oil service company located in Gainesville, Texas. Prior to that, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services, since 2003, until its acquisition in August 2007. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. Netrail filed for Chapter 11 Bankruptcy protection in the Northern Georgia district of the United States Bankruptcy Court in July 2001. In November 2002, the Bankruptcy Court approved Netrail’s plan of liquidation and appointed a Trustee to effect the plan. At that time, Mr. Mattson ceased to be the Chief Financial Officer of Netrail. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. Mr. Mattson serves as a director of Rex Energy Corporation, a company engaged in the acquisition, production, exploration and development of oil and gas.
				2005

COMMITTEES AND MEETINGS OF THE BOARD
Committees
The Board of Directors had the following standing committees: Audit, Compensation, and Nominating/Corporate Governance.
Number of Meetings Held in 2010

Board of Directors	4
Audit Committee	8
Compensation Committee	2
Nominating/Corporate Governance Committee	2
Attendance at Meetings
Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member.
Audit Committee
Messrs. Harrison (Chairman), Armstrong, Guill and Mattson are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.
The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:
•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•	select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•	establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.
A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix I, and is also available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Audit Committee Financial Expert
The Board of Directors has determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.
Compensation Committee
Messrs. Smisek (Chairman), Beauchamp and Jarvis are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.
The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:
•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.
A copy of the Compensation Committee Charter is attached to this Proxy Statement as Appendix II, and is also available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.
Compensation Committee Interlocks and Insider Participation. Messrs. Smisek, Beauchamp and Jarvis served on the Compensation Committee during 2010. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.
Nominating/Corporate Governance Committee
Messrs. Beauchamp (Chairman), Jarvis and Smisek are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.
The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:
•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•	monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is attached to this Proxy Statement as Appendix III, and is also available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

BOARD OF DIRECTORS
Director Nomination Process and Diversity Considerations
The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of March 28, 2011, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed below.
The Board of Directors believes that nominees should reflect the following characteristics:
•	have a reputation for integrity, honesty, candor, fairness and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.
The Board considers diversity in identifying nominees for director. The Board seeks to achieve a mix of directors that represents a diversity of background and experience, including with respect to gender and race. The Board considers diversity in a variety of different ways and in a fairly expansive manner. The Board not only considers diversity concepts such as race and gender, but also diversity in the sense of differences in viewpoint, professional experience, education, skill and other qualities and attributes that contribute to board heterogeneity. Also considered as part of the diversity analysis is whether the individual has work experience in the Company’s industry, or in the broader oil and gas industry. The Company believes the Board benefits from different viewpoints and experiences by having a mix of members of the Board who have experience in the oil and gas industry and those who do not have such experience.
The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. There are currently no directorship vacancies to be filled on the Board. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.
Any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors if timely written notice in proper form of the intent to make a nomination at the Annual Meeting is received by the Company at National Oilwell Varco, Inc., 7909 Parkwood Circle Drive – 7th Floor, Houston, TX 77036, Attention: Dwight W. Rettig, Secretary. The notice must be received no later than April 17, 2011 – 10 days after the first public notice of the Annual Meeting is first sent to stockholders. To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board of Directors.
Director Qualifications
The Company believes that each member of its Board of Directors possess the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. In addition to the experience, qualifications and skills of each director set forth in their biographies starting on page 8 of this proxy statement, the Company also considered the following factors in determining that the board member should serve on the Board:
Mr. Armstrong provides valuable service and experience to the Audit Committee, due to his experience serving as an auditor for a major accounting firm, 30 years of being a certified public accountant and seven years of experience serving as a chief financial officer. Mr. Armstrong has been an officer of a publicly traded energy company since 1981, occupying positions of increasing importance ranging from controller, to CFO, to COO and CEO. Through service in these roles, he gained extensive experience in assessing the risks associated with various energy industry cycles. He also gained valuable outside board experience from his previous tenure as a director of BreitBurn Energy Partners.
Mr. Beauchamp has served as the chief executive officer and chairman of the board of a publicly traded company for the past ten years. Mr. Beauchamp has extensive business experience in the information technology sector, including occupying positions in the areas of sales, marketing, research and development and corporate development. Mr. Beauchamp’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in finance, as well as a masters degree in management.
Mr. Guill provides valuable service and experience to the Audit Committee, due to his MBA degree, 18 years of experience in investment banking and ten years of experience in private equity. Mr. Guill also served as president of a private investment firm focused on the energy sector. Mr. Guill has 29 years of experience in the energy industry as an investment banker and private equity investor. Mr. Guill also gained valuable outside board experience from his previous tenures as a director of: Dresser, Inc., Quanta Services, Inc., T-3 Energy Services, Inc., Chart Industries, Inc., Trico Marine Services, Inc. and the general partner of Cheniere Energy Partners, L.P.
Mr. Harrison provides valuable service and experience to the Audit Committee, due to his MBA degree, 25 years of being a certified management accountant and 13 years of experience serving as a chief financial officer and chief accounting officer of publicly traded companies. Mr. Harrison has 40 years of continuous experience in major domestic and foreign companies in a variety of different industries. Mr. Harrison’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in accounting. He has also gained valuable outside board experience from his tenure as a director of Navistar International Corporation and James Hardie Industries.
Mr. Jarvis served as the chief executive officer and chairman of the board of a publicly traded company in the oil and gas industry for ten years. Mr. Jarvis has extensive experience in the oil and gas exploration business involving the drilling, completion and production of oil and gas wells, both offshore and onshore. As a result of this extensive experience, Mr. Jarvis is very familiar with the strategic and project planning processes that impact the Company’s business.

He also gained valuable outside board experience from his previous tenure as a director of the Bill Barret Corporation.
Mr. Mattson provides valuable service and experience to the Audit Committee, due to his MBA degree and 37 years of financial experience, including 18 years as a chief financial officer of four different companies. Mr. Mattson has extensive experience in the oil service business, having worked in that industry for over 30 years. He also has extensive mergers and acquisitions experience of over 30 years on a global basis. Mr. Mattson has dealt with all facets of potential risk areas for a global energy service company, as a former chief financial officer of Baker Hughes, and brings that experience and perspective to the Company.
Mr. Miller has been an officer of a publicly traded company since 1996, occupying positions of increasing importance from business group president, to COO, to CEO. Mr. Miller has extensive experience with the Company and the oil service industry. Mr. Miller has an MBA degree, and is a graduate of the US Military Academy, West Point. Mr. Miller has also gained valuable outside board experience from his previous tenure as a director of Penn Virginia Corporation and his current tenure as a director of Chesapeake Energy Corporation.
Mr. Smisek has been an executive officer of a publicly traded company since 1995, occupying positions of increasing importance ranging from General Counsel, to President and COO, to Chairman and CEO. Mr. Smisek has extensive business experience in the airline industry, which helps provide a different perspective for the Company. Mr. Smisek has a law degree and has prior experience practicing law for a major law firm, which provides him with extensive experience in assessing and dealing with different types of risks. He has also gained valuable outside board experience from his tenure as a director and chairman of the board of Continental Airlines, and his current tenure as a director of United Continental Holdings.

AUDIT COMMITTEE REPORT
The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.
The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Audit Committee held eight (8) meetings in 2010, and at each regularly scheduled quarterly meeting met in executive session with both the internal audit director and the independent audit partner, without management being present.
The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles.
The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codification of Statements on Auditing Standards, AU Sec. 380), as may be modified or supplemented. SAS No. 61 requires independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process, specifically the audit committee. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with Ernst & Young their judgment as to the quality, not just the acceptability, of the Company’s accounting principles.
The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence, and has discussed Ernst & Young’s independence with Ernst & Young.
Based on the review of the financial statements, the discussion with Ernst & Young regarding SAS No. 61, the discussion with Ernst & Young of the applicable requirements of the Public Company Accounting Oversight Board concerning independence, and receipt from them of the required written disclosures, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2010 Annual Report on Form 10-K.
Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.
Members of the Audit Committee
David D. Harrison, Committee Chairman
Greg L. Armstrong
Ben A. Guill
Eric L. Mattson

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL NO. 2 ON THE PROXY CARD
Information Regarding our Independent Auditors
The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2011. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.
Vote Required for Approval
The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors.
Audit Fees
The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young’s independence and has concluded that their independence is not compromised.
The following table sets forth Ernst & Young LLP’s fees for services rendered during 2009 and 2010. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2010	2009
	(in thousands)
Audit Fees	$6,692	$6,001
Audit Related Fees(1)	222	653
Tax Fees(2)	4,396	3,212
All Other Fees	—	—

Total	$11,310	$9,866

(1)	Consists primarily of fees for audits of employee benefit plans, due diligence related to acquisition transactions, and international accounting consultations.

(2)	Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS —
PROPOSAL NO. 3 ON THE PROXY CARD
A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.
Why You Should Approve our Executive Compensation Program
The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of shareholder value. The Company encourages its stockholders to read the Executive Compensation section of this proxy statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this proxy statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.
We believe that stockholders should consider the following in determining whether to approve this proposal:
Compensation Program is Highly Aligned with Stockholder Value
An important portion of the Company’s executives’ compensation is directly linked to the Company’s performance and the creation of stockholder value because an important piece of their compensation is in the form of long-term incentive awards. The Company’s long-term incentive awards consist of: stock options and performance-based restricted stock. We believe this mix appropriately motivates long-term performance and rewards executives for both absolute gains in share price and relative financial performance against a designated peer group.
Strong Pay-for-Performance Orientation
•	Incentive Plan awards are aligned with our performance: For 2010, we made bonus payments to the Company’s named executive officers at the “maximum” level payout because our financial results were well in excess of our financial goals set for 2010. Our strong financial performance in 2010 was also reflected in the very positive movements in the Company’s stock price during the year, which created significant value for our stockholders.

•	Base salaries: In 2010, the Company increased salaries for its named executive officers and CEO as a result of the Company’s continued strong financial and operational performance.
Compensation Program Has Appropriate Long-term Orientation
•	Minimum three-year vesting for equity awards: The Company encourages a long-term orientation by its executives by using three-year vesting requirements for options and performance based restricted stock.
Summary of Good Governance and Risk Mitigating Factors
•	Limited Bonus payouts: Bonus awards cannot exceed 200% of target, limiting excessive awards for short-term performance.

•	Balanced pay mix: The mix of pay is balanced between annual and long-term.

•	Multiple year vesting of long-term incentives: Long-term incentive awards do not fully vest until a minimum of three years after the grant.

•	CEO Pay: CEO base salary compensation has generally been well below median, in spite of the Company’s strong financial and operational performance over the past few years, due to the CEO declining increases in base salary recommended by the Compensation Committee and voluntarily reducing his base salary in 2009.
The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management. It is aligned with the competitive market for talent, and very sensitive to Company performance. The Company believes its program delivers reasonable pay which is strongly linked to Company performance over time.
The following resolution will be submitted for a stockholder vote at the 2011 annual meeting:
     “RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2010 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis”.
     This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.
Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION —
PROPOSAL NO. 4 ON THE PROXY CARD
In Proposal No. 3, stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of the Company’s named executive officers named in the Summary Compensation Table. This advisory vote is typically referred to as a “say-on-pay” vote. In this proposal, the Board of Directors is also asking stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote.
The following resolution will be submitted for a stockholder vote at the 2011 annual meeting:
     “RESOLVED, that the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory vote on the compensation of the Company’s named executive officers listed in the annual proxy statement.”
This advisory vote is not binding on the Board. The Board acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes. Accordingly, the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support.
Your Board of Directors recommends that you vote to approve the compensation of our named executive officers every year.

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO
PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS
PROPOSAL NO. 5 ON THE PROXY CARD
The Board of Directors has approved, and recommends your approval of, the amendment to our Amended and Restated Certificate of Incorporation that would provide for the phased-in elimination of the classification of the Board and the annual election of all directors.
Our Board of Directors is currently divided into three classes, and members of each class are elected to serve for staggered three-year terms. If the amendment is adopted, directors elected prior to the filing of the amendment with the Secretary of State of the State of Delaware (including directors elected at the 2011 Annual Meeting) will complete their three-year terms and, thereafter, such directors or their successors would be elected to one-year terms. Therefore, beginning with the 2014 Annual Meeting, the declassification of the Board would be complete and all directors would be subject to annual election.
In approving the amendment, the Board and the Nominating/Corporate Governance Committee considered carefully the advantages of both classified and declassified boards. A classified board of directors provides continuity and stability in pursuing the Company’s business strategies and policies, reinforces the Company’s commitment to a long-term perspective and increases the Board’s negotiating leverage when dealing with a potential acquirer. However, many investors believe these advantages are outweighed by the inability of stockholders to evaluate and elect all directors on an annual basis. The Board concluded that the amendment of our Amended and Restated Certificate of Incorporation to declassify the Board is in the best interests of the Company and our stockholders. Approval of the amendment will cause Section I of the Fifth Article of the Amended and Restated Certificate of Incorporation to be amended in its entirety. A copy of Section I of the Fifth Article as it is proposed to be amended is attached to this proxy statement as Annex I. If the proposed amendment is approved by our stockholders, the Board will also make conforming and technical changes to the Company’s Amended and Restated Bylaws as may be necessary or appropriate to phase out the classification of the Board. If the proposed amendment is not approved, the Board will remain classified and the Company’s bylaws will not be revised.
Your Board of Directors recommends that you vote “FOR” the proposal to approve the amendment of our Amended and Restated Certificate of Incorporation to eliminate the classified board.

APPROVAL OF AN AMENDMENT TO
OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK —
PROPOSAL NO. 6 ON THE PROXY CARD
The Board of Directors has approved, and recommends your approval of, an amendment to our Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value $.01 per share, that the Company has authority to issue from 500,000,000 to 1,000,000,000. The additional shares of Common Stock that will be available for issuance if this proposal is approved will be identical in terms to the shares of Common Stock currently authorized under our Amended and Restated Certificate of Incorporation.
If the proposed amendment is approved, the first paragraph of Part I of the Fourth Article of our Amended and Restated Certificate of Incorporation will read as follows:
“The total number of shares of stock that the Corporation shall have authority to issue is, 1,010,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of common stock, par value $.01 per share (“Common Shares”) and (ii) 10,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).”
As of March 28, 2011, 422,675,128 shares of Common Stock were issued and outstanding and an aggregate of 17,333,353 shares were reserved for current and future awards under our Long-Term Incentive Plan. As a result, we have only 59,991,519 shares of our Common Stock available for issuance. While the Company does not have any current plans, agreements or understandings to issue additional shares of Common Stock (other than pursuant to our Long-Term Incentive Plan), the Board believes that it is desirable to have the additional authorized shares of Common Stock to promptly and appropriately respond to future business opportunities, such as acquisition transactions, capital raising transactions, stock dividends or stock splits, and other general corporate purposes that have not yet been identified. All authorized but unissued shares of Common Stock, including the additional shares of Common Stock authorized by this proposed amendment, will be available for issuance without further authorization of the stockholders, unless stockholder action is required by applicable law or the rules of a stock exchange on which the Common Stock is listed. Stockholders do not have preemptive rights to subscribe for or purchase additional shares of Common Stock.
Issuing additional shares of Common Stock or rights to acquire additional shares of Common Stock could have the effect of diluting the stock ownership, earnings per share and voting power of existing stockholders, except in pro rata distributions such as stock dividends and stock splits. In addition, the increase in the number of authorized shares of Common Stock may have an incidental anti-takeover effect, although that is not the intention of this proposal. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change of control of the Company more difficult, and therefore less likely. For example, without further stockholder approval, the increase in the number of authorized shares of Common Stock could permit our Board to approve our issuance of Common Stock to persons supportive of our incumbent management. Those persons might then be in a position to vote to prevent or delay a proposed business combination or other change-of-control transaction that is deemed unacceptable to our Board, although perceived to be desirable by some of our stockholders. Although these potential anti-takeover effects are inherent in the proposed amendment, our Board does not view the increase in the number of authorized shares of Common Stock as an anti-takeover measure, and the amendment is not being made in response to any specific proposed or contemplated change-of-control transaction or effort by any third party.
Your Board of Directors recommends that you vote “FOR” the proposal to approve the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

STOCKHOLDER PROPOSAL REGARDING REPORT ON POLITICAL
CONTRIBUTIONS AND EXPENDITURES —
PROPOSAL NO. 7 ON THE PROXY CARD
Your Board of Directors recommends that you vote “AGAINST” this proposal.
The Company has been advised that The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, a beneficial owner of 700 shares of the Company’s common stock, intends to submit the proposal set forth below at the 2011 annual meeting.
     “Resolved, the shareholders of National Oilwell Varco (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:
1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.
2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:
a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and
b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.
     The report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee and posted on the Company’s website.
Stockholder Supporting Statement
As long-term shareholders of National Oilwell Varco, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.
Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the Company to reputational and business risks that could threaten long-term shareholder value.
Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring National Oilwell Varco in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.
The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.”
The Board recommends that you vote “AGAINST” this proposal for the following reasons:
The Company does not allow use of its own corporate funds or resources for participation or intervention in any political campaign on behalf of, or in opposition to, any candidate for public office, or allow use of such funds or resources to influence the general public, or segments thereof, with respect to public elections or referenda. The Company fully supports its employees involvement in the political process. However, employee participation in the political process must be done on the employee’s own time and expense. Employees are not permitted use of Company property, facilities, time or funds for political activities. Further, employees are not permitted to make any political contribution as a representative of the Company. The Company’s position regarding political contributions and expenditures is posted on the Company’s website.
Because the Company does not allow use of its corporate funds or resources for such political activities and the Company has disclosed its position regarding political contributions and expenditures on the Company’s website, the Board believes that additional disclosure is unnecessary and would not further the interests of the Company’s stockholders. Therefore, the Board recommends that you vote “AGAINST” this proposal.

CORPORATE GOVERNANCE
National Oilwell Varco’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-management directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is attached to this Proxy Statement as Appendix IV, and is also available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Dwight W. Rettig, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.
Director Independence
The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. In February 2011, as a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong, Robert E. Beauchamp, Ben A. Guill, David D. Harrison, Roger L. Jarvis, Eric L. Mattson, and Jeffery A. Smisek.
Board Leadership
Currently, the roles of Chairman of the Board and Chief Executive Officer are combined at the Company. The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director or that the offices of Chairman and Chief Executive Officer be separated. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time.
The Board believes that our current Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board.
To assist with providing independent oversight of management and the Company’s strategy, the non-management members of the Board of Directors have appointed Greg L. Armstrong, an independent director, as Lead Director. The Lead Director is responsible for: (1) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (2) facilitating communications between the Chairman of the Board and other members of the Board, (3) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (4) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (5) assuming such further tasks as the independent directors may determine.
The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.
The Board has concluded that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.
Board Role in Risk Oversight
The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices and the Company’s backlog for drilling equipment. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken.
The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, the internal audit function and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the risk management process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.
The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs
Consistent with SEC disclosure requirements, the Company and its Compensation Committee have assessed the Company’s compensation programs and have concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Company management and the Compensation Committee assessed the Company’s executive and broad-based compensation programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. Although we reviewed all material compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.
During such review, it was noted that the variable forms of compensation, namely the annual cash incentive bonus program and long-term equity incentives, have structural limitations and other mitigating controls, which are designed to prevent the Company from being exposed to unexpected or unbudgeted materially adverse events. For example, bonus payments to an executive under the annual cash incentive bonus program are capped at a certain percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed amounts of shares.
After such review and assessment, the Company and the Compensation Committee believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
Policies on Business Ethics and Conduct
The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers (attached to this Proxy Statement as Appendixes V and VI, respectively), as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of these Codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Dwight W. Rettig, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.
Communications with Directors
The Board has provided a process for interested parties to communicate with our non-management directors. Parties wishing to communicate confidentially with our non-management directors may do so by calling 1-800-372-3956. This procedure is described on the Company’s website, www.nov.com, in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year.

A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas, 77036. All such communications will be forwarded to the Board member or members specified.
Director Attendance at Annual Meetings
The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2010, all members of the Board were in attendance at the annual meeting.
NYSE Corporate Governance Matters
As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the company of NYSE Corporate Governance listing standards as of the date of the certification. On May 17, 2010, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.
On February 23, 2011, the Company filed its 2010 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS
The following persons are our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other.

Name	Age	Position	Biography
Merrill A. Miller, Jr.	60	President and Chief Executive Officer	Mr. Miller has served as the Company’s President since November 2000, Chief Executive Officer since May 2001 and Chairman of the Board since July 22, 2005. Mr. Miller also served as Chairman of the Board from May 2002 through March 11, 2005. He served as the Company’s Chief Operating Officer from November 2000 through March 11, 2005. He has served in various senior executive positions with the Company since February 1996. Mr. Miller also serves as a director of Chesapeake Energy Corporation, a company engaged in the development, acquisition, production, exploration, and marketing of onshore oil and natural gas properties in the United States.

Robert W. Blanchard	49	Vice President, Corporate Controller and Chief Accounting Officer	Mr. Blanchard has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since May 2005. Mr. Blanchard served as Controller of Varco from 1999 and as its Vice President from 2002 until its merger with the Company on March 11, 2005.

Mark A. Reese	52	President — Rig Technology	Mr. Reese has served as President — Rig Technology since August 2007. Mr. Reese served as President — Expendable Products from January 2004 to August 2007. He served as President of the Company’s Mission Products Group from August 2000 to January 2004. From May 1997 to August 2000 he was Vice President of Operations for the Company’s Distribution Services Group.

Dwight W. Rettig	50	Senior Vice President, General Counsel and Secretary	Mr. Rettig has served as the Company’s Senior Vice President since February 2009, as the Company’s Vice President and General Counsel since February 1999, and from February 1998 to February 1999 as General Counsel of the Company’s Distribution Services Group.

Name	Age	Position	Biography
Clay C. Williams	48	Executive Vice President and Chief Financial Officer	Mr. Williams has served as the Company’s Executive Vice President since February 2009, and as the Company’s Senior Vice President and Chief Financial Officer since March 2005. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s Vice President—Corporate Development. Mr. Williams serves as a director of Benchmark Electronics, Inc., a company engaged in providing electronic manufacturing services in the United States and internationally.

STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners
Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2010. The number and percentage of shares of common stock beneficially owned is based on 421,141,751 shares outstanding as of December 31, 2010.

	No. of	Percent
5% Owners	Shares	of Class
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	27,257,509	6.5%

(1)	Shares owned at December 31, 2010, as reflected in Amendment No. 1 to Schedule 13G filed with the SEC on February 7, 2011 by BlackRock, Inc. (“Blackrock”). Within the Blackrock group are the following subsidiaries: BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, Blackrock Investment Management (Australia) Limited, BlackRock Investment Management (Korea) Ltd., BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited, BlackRock International Limited, and BlackRock Investment Management (UK) Limited.

Security Ownership of Management
This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of March 28, 2011 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 422,675,128 shares outstanding as of March 28, 2011. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of March 28, 2011 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
		Outstanding Options
	Number of Common	Exercisable Within
Name of Individual	Shares(1)	60 Days	Percent of Class*
Greg L. Armstrong	16,245	47,158	*
Robert E. Beauchamp	25,901	42,158	*
Robert W. Blanchard	55,490	20,000	*
Ben A. Guill	30,215	47,158	*
David D. Harrison	14,901	47,158	*
Roger L. Jarvis	10,000	87,158	*
Eric L. Mattson	44,791	60,538	*
Merrill A. Miller, Jr	600,404	261,667	*
Mark A. Reese	53,121	20,000	*
Dwight W. Rettig	54,654	30,667	*
Jeffery A. Smisek	27,289	38,500	*
Clay C. Williams	155,129	203,226	*
All current directors and executive officers as a group (12 persons)	1,088,140	905,388	*

*	Less than 1 percent.

(1)	Includes shares deemed held by executive officers and directors in the Company’s 401(k) plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS
General Overview
National Oilwell Varco’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities in the median range of oilfield service companies described below. Data sources reviewed by the Compensation Committee and its independent compensation consultants include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate.
Major components of the executive compensation program for 2010 were base salary, participation in the Company’s annual cash incentive (bonus) plan and the grant of non-qualified stock options and performance-based restricted stock awards (long-term incentives).
Compensation Philosophy
The Company believes it is important for each executive to have a set amount of cash compensation, in the form of base salary, that is not dependent on the performance or results of the Company. The Company recognizes that a certain amount of financial certainty must be provided to its executives as part of their compensation.
While the Company believes a competitive base salary is needed to attract and retain talented executives, the Company’s compensation program also places a strong emphasis on performance driven annual and long-term incentives to align the executive’s interests with stockholder value. The annual and long-term incentives are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executives of the Company have the incentive of increasing the Company’s profitability and stockholder return in order to earn a major portion of their compensation package.
The Company seeks to structure a balance between achieving strong short-term annual results and ensuring the Company’s long-term success and viability. The Company wants each of its executives to balance his focus between the Company’s day-to-day operational performance and the Company’s long-term goals and strategies. To reinforce the importance of balancing these perspectives, the Company’s executives are provided both short and long-term incentives.
Base salary is designed to compensate the executive for his performance of his normal, everyday job functions. The Company’s annual cash incentive (bonus) plan and long-term incentives are designed to reward the executive for executing business plans that will benefit the Company in the short and long-term. The Company believes that the mix of short and long-term incentives allows the Company to deliver results aligned with the interests of stockholders. Stock options create a focus on share price appreciation, while the annual cash incentive (bonus) and performance-based restricted stock awards emphasize financial performance, both absolute and relative.

Given the inherent nature of this form of compensation, the Company understands that its annual cash incentives and long-term compensation will result in varying compensation for its executives each year. Because of this, the Company has tried to design its annual cash incentives and long-term compensation program in such a way to provide substantive financial benefits to its executives during times when the Company’s financial and operational performance is strong, while motivating executives to stay with the Company during times when the Company’s performance may not be as strong.
There are no compensation policy differences among the individual executives, except that the more senior officers, such as the chief executive officer, receive higher compensation consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee.
Competitive Positioning
Because of these goals and objectives for executive compensation, the Company believes each element of compensation should be properly designed, as well as competitive with the marketplace, to incentivize its executives in the manner stated above.
As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares total compensation and base salary for each of its named executive officers against the median total compensation and median base salary earned by comparable executive officers at companies in a designated peer group. When analyzing peer group data, the Compensation Committee does not establish a specific numeric range around the median data points, which it considers reasonable or acceptable. Rather, in setting compensation for any particular named executive officer, the Compensation Committee considers any variance from the median, taking into account other factors as discussed below, and determines whether such variance is appropriate. If the Compensation Committee determines that any variance is unwarranted, the Compensation Committee will make appropriate adjustments to the compensation levels.
The Company does not target a specific percentile of its designated peer group for its annual cash incentive compensation or its long-term equity compensation. The Compensation Committee recognizes that these elements of compensation can vary significantly in value from year to year, making comparisons to peer group data less meaningful.
In January 2010, the Company engaged its compensation consultant, Mercer Human Resource Consulting (“Mercer”), to conduct a review of senior executive compensation, using the following peer group against which to compare executive pay: Baker Hughes, Inc.; BJ Services Co.; Cameron International Corporation; FMC Technologies Inc.; Halliburton Co.; Schlumberger Ltd.; Smith International, Inc.; and Weatherford International Ltd. The peer group consisted of companies in the oilfield services sector with varying ranges of market capitalization and revenues. The Company’s revenue and market capitalization prior to the time of such review were each near the median revenue and median market capitalization, respectively, for the peer group. The peer group was used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to those of the Company and have businesses that compete with the Company for executive talent. Benchmarking and aligning base salaries are critical to a competitive compensation program.
Mercer analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements. Mercer’s proxy analysis focused on the top five executives. The executive compensation review covered the following elements of compensation: base salaries, annual bonuses, and equity compensation. Mercer generated data on each component of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, market 65th percentile and market 75th percentile of the designated peer group.
The Compensation Committee engaged its own independent compensation consultant, Frederic W. Cook & Co. (“Frederic Cook”), to update its annual competitive review of executive compensation for the Company’s top five executives relative to its peer companies, as well as to analyze internal pay equity and share usage and dilution. Frederic Cook utilized the same peer group used by Mercer against which to compare executive pay. Frederic Cook analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements. Frederic Cook’s proxy analysis focused on the top five executives. Its executive compensation review covered the following elements of compensation: base salaries, annual bonuses, and equity compensation. Frederic Cook generated data on the components of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, and market 75th percentile of the designated peer group.
Based on the compiled data and the comparisons prepared by Mercer and Frederic Cook, the Compensation Committee, in consultation with the Company and Frederic Cook, determined that the total direct compensation for the Company’s named executive officers relative to the designated peer group was generally positioned between the market 25th percentile and the median of the peers, except for Mr. Miller, whose cash compensation was below the 25th percentile of the designated peer group, mainly due to Mr. Miller’s voluntary base salary reduction in 2009. In terms of compensation mix, the Company’s CEO closely mirrored that of his peers, while the Company’s top two through five executives had a slightly lower concentration of their total compensation in equity than the peers.
Regarding internal pay equity, which is the concept of spread in compensation between the CEO and the next highest paid executive at a company, and the CEO and the average of the 2nd through 5th highest paid executives, the internal pay equity comparisons indicated that the Company’s multiple was below the median of its peers under both measurements, placing the Company in a reasonable range. Regarding the Company’s share run rate, the data indicated that the Company’s levels slightly exceeded the median of the peers, likely due to the Company’s use of stock options in its long-term equity incentive program. Overhang levels for the Company were determined to be below the median of the peers.
Components of Compensation
The following describes the elements of the Company’s compensation program for 2010, why they were selected, and how the amounts of each element were determined.
Base Salary
Base salaries provide executives with a set level of monthly cash income. While the Compensation Committee is aware of competitive levels, actual salary levels are based on factors including individual performance and level and scope of responsibility. The Company does not give specific weights to these factors. The Compensation Committee determines median base salary levels by having Frederic Cook conduct a comprehensive review of information provided in proxy statements filed by oilfield service companies with varying ranges of market capitalization and revenues. Generally, each executive is reviewed by the Compensation Committee individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the chief executive officer, the recommendations of our chief executive officer. The Compensation Committee does not establish specific, individual goals for the Company’s named executive officers, other than the chief executive officer (see “Compensation of the Chief

Executive Officer” below for a discussion of the chief executive officer’s goals). The Compensation Committee’s analysis of the individual performance of any particular named executive officer, other than the chief executive officer, is subjective in nature and takes into account the recommendations of the chief executive officer. As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time.
In Feburary 2010, the Compensation Committee reviewed with Frederic Cook the base salaries of the named executive officers. The Compensation Committee considered each named executive officer’s base salary relative to his peers. The Compensation Committee also considered in its review of base salary compensation for the top five executives the scope and size of the Company and the financial and operating performance of the Company during 2009. The Compensation Committee also considered that the Company’s named executive officers’ last base salary adjustments occurred in February 2008.
Based on these factors, the Company’s named executive officers, other than its chief executive officer, received the following salary increases in 2010: Mr. Williams — from $550,000 to $600,000; Mr. Reese — from $490,000 to $525,000; Mr. Rettig — from $450,000 to $500,000; and Mr. Blanchard — from $300,000 to $325,000. The Compensation Committee noted that those base salary adjustments would put the listed executives’ base salary pay in or near the median base salary range. The salary adjustments in 2010 were made as a result of the successful financial and operating performance of the Company during 2009. The Compensation Committee agreed that in making such base salary adjustments, it was not deviating from the Company’s stated philosophy of maintaining executive compensation in the median range of other similarly situated oilfield service companies.
Annual Incentive Award
The objectives of the Company’s annual cash incentive bonus plan are to incent performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent employment of capital, and provide competitive compensation packages to attract and retain management talent.
Substantially all exempt employees, including executive officers, participated in the Company’s annual incentive plan in 2010, aligning a portion of each employee’s cash compensation with Company performance against a predetermined operating profit target. As in prior years, the incentive plan provided for cash awards if objectives related to the Company’s achievement of a certain specified operating profit target based on the Company’s financial plan were met. The Company’s annual financial plan, including the Company’s target operating profit level, is established through a comprehensive budget and financial planning process, which includes a detailed analysis of the Company’s market outlook and available strategic alternatives, and is approved by the Board each year.
The designated performance objective under the incentive plan is the Company’s operating profit. Each participant is assigned a target level percentage bonus, which ranges from 5% to 120% of salary, depending on the level of the participant. There are three multiplier levels of the target level percentage bonus set under the incentive plan using this single performance metric — minimum (10%), target (100%) and maximum (200%). Based on the Company’s annual financial plan, each level is assigned a specified operating profit net of the bonus expense. Entry level is the “minimum” level of operating profit for which the Company provides an annual incentive payout. If the Company’s operating profit is less than the entry level threshold, then there is no payout in that fiscal year. If the Company achieves the entry level threshold, the “minimum” level payout of 10% of the target level percentage bonus is earned. The target multiplier level (100% of the participant’s applicable percentage of base salary) is earned when the target operating profit is reached by the Company. For the “maximum” level multiplier of

200% of the target level percentage bonus to occur, the Company’s operating profit must equal or exceed the maximum operating profit goal that was set for the incentive plan. Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.
The Compensation Committee believes the use of operating profit as the designated performance objective under the incentive plan best aligns the interests of the Company’s stockholders and the Company’s executive officers. The “target” objective is set at the target operating profit level provided under the Company’s annual financial plan approved by the Board. The “target” objective is set at a level that the Company believes is challenging to meet but achievable if the Company properly executes its operational plan and market conditions are as forecasted by the Company at the beginning of the year. The “minimum” and “maximum” level of operating profit under the incentive plan are set based off of the “target” objective, so that the “minimum” objective is approximately 80% of the “target” objective and the “maximum” objective is approximately 110% of the “target” objective. The Compensation Committee believes this objective, formulaic measure allows the “minimum” objective to be set at a level that the Company can achieve even if forecasted market conditions are not as favorable as anticipated and/or the Company’s operational plan is not executed as efficiently as planned. The “minimum” objective serves to motivate the Company’s executives to continue to work towards executing the Company’s operational plan if market conditions, which are generally outside the control of the Company, are not as favorable as forecasted. The Compensation Committee believes this objective, formulaic measure allows the “maximum” objective to be set at a level that would be very challenging for the Company to achieve. The Compensation Committee believes that, for the “maximum” objective to be achieved, a combination of market conditions being more favorable than initially forecasted and the Company executing its operational plan in a highly efficient manner would need to occur.
All participants in the incentive plan have a minimum of 25% of their bonus awards tied to the Company’s consolidated corporate operating profit, while senior executives, including business unit heads, have a minimum of 50% of their bonus awards tied to the Company’s consolidated corporate operating profit, with the remainder of their bonus awards, if applicable, tied to their business unit performance. 100% of each named executive officer’s annual bonus award is tied to the operating profit of the Company. Participant award opportunities will vary depending upon individual levels of participation in the incentive plan (participation level). The Company designed the incentive plan with the idea that a portion of each executive’s cash compensation should be tied to the financial and operating performance of the Company.
Payouts are calculated by multiplying (A) the performance result multiplier which can be anywhere from 10% (minimum) to 100% (target) to 200% (maximum), depending on operating profit performance by (B) the participant’s base salary by (C) the participant’s designated target percentage of base salary (participation level). For 2010, the chief executive officer’s participation level was 120%, the chief financial officer’s participation level was 80%, and the other executive officers’ participation level was 75%. These participation level percentages are based on each executive’s level of responsibility for the Company’s financial performance.
The following examples calculate an annual incentive award payment for Mr. Miller assuming (1) the Company’s 2010 operating profit was equal to the operating profit target set under the incentive plan and (2) the Company’s 2010 operating profit exceeded the maximum operating profit target set under the incentive plan:
(1)	100% (performance result) x $950,000 (base salary) x 120% (participation level) = $1,140,000

(2)	200% (performance result) x $950,000 (base salary) x 120% (participation level) = $2,280,000
Additionally, certain key executives, including all executive officers, were subject to a 25% maximum adjustment to their bonus payouts. If a predetermined capital employed target (defined as total assets, excluding cash, minus total liabilities, excluding debt) was exceeded, the bonus payout would be reduced by up to 25%. If a predetermined capital employed target was not exceeded, the bonus payout would be increased by up to 25%; provided that in no event may the 200% maximum target incentive amount be exceeded. The Compensation Committee does not have the discretion to increase or decrease payouts under the Company’s annual cash incentive bonus plan.
The predetermined capital employed modifier is set at the level provided under the Company’s annual financial plan approved by the Board. For the Company’s actual capital employed modifier not to exceed the predetermined capital employed modifier, and thus result in an increased bonus payment, the Company must efficiently and properly utilize and deploy the Company’s assets. If the Company does not properly and efficiently deploy its assets, the actual capital employed modifier will exceed the predetermined capital employed modifier, and thus result in a reduced bonus payment. Results falling above or below the stated predetermined capital employed modifier will result in an interpolated, or sliding scale, percentage reduction or increase in the bonus payout.
Historically, the actual operating profit for the Company has fallen above and below the “target” objective, and the actual capital employed modifier has increased and decreased bonus payments. In years where market conditions were very favorable and the Company efficiently executed its operational plan, the Company’s actual operating profit exceeded the “target” objective and the capital employed modifier increased bonus payments. In years where market conditions were not as favorable and the Company was not able to efficiently execute its operational plan, the Company’s actual operating profit fell below the “target” objective (and in certain instances, the capital employed modifier reduced bonus payments). In the past eight years under the Company’s annual incentive program, actual operating profit has exceeded the “target” objective five times, while actual operating profit has been below the “target” objective three times. During that same period, the capital employed modifier has resulted in a positive bonus payment adjustment three times, a negative bonus adjustment two times, and no adjustment three times.
Based on the Company’s financial results — the Company’s actual operating profit for 2010 exceeded the maximum operating profit target set under the Company’s annual incentive plan, and after taking into account the capital employed modifier — bonus payments were made to the Company’s named executive officers, other than its chief executive officer, as follows: Mr. Williams — $960,000; Mr. Reese — $787,500; Mr. Rettig — $750,000; and Mr. Blanchard — $487,500. These bonus payouts reflected the strong financial performance the Company achieved in 2010. The predetermined capital employed modifier for 2010 was compared to the actual capital employed number calculated for 2010. As a result of such calculation, it was determined that the capital employed modifier had no effect on the final payout amounts.
The Company’s annual incentive plan is designed to reward its executives in line with the financial performance of the Company on an annual basis. When the Company is achieving strong financial results, its executives will be rewarded well through its annual incentive plan. The Company believes this structure helps keep the executives properly motivated to continue helping the Company achieve these strong results. While the executives’ financial benefit is reduced during times when the Company’s performance is not as strong, other forms of the Company’s compensation program, namely its long-term incentive compensation as well as base salary, help motivate its executives to remain with the Company to help it achieve strong financial and operational results, thereby benefiting the executive, the Company and its stockholders.
Long-Term Incentive Compensation
The primary purpose of the Company’s long-term incentive compensation is to focus its executive officers on a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officers’ interests with those of the Company’s stockholders. In addition, long-term incentives encourage management to focus on the Company’s long-term development and prosperity in addition to annual operating profits. This program helps balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other. The Company’s Corporate Governance Guidelines encourage its directors and executive officers to own shares of the Company’s stock and increase their ownership of those shares over time. However, the Company does not have any specific security ownership requirements or guidelines for its executives, but the Board has adopted stock ownership guidelines for the Company’s directors (see “Stock Ownership Guidelines” below for further information).
The Company’s long-term incentive compensation granted in 2010 to its named executive officers consisted of stock options and performance-based restricted stock awards.
The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares of the Company’s common stock over the grant price. Accordingly, stock options have value only if the Company’s stock price appreciates from the date of grant. Additionally, the option holder must remain employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by the Company. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term.
The goal of the performance-based restricted stock award program is to provide a compensation program that is also competitive within the industry while directly linking a significant portion of the executive’s compensation to the financial performance of the Company relative to a designated peer group. The performance-based restricted stock awards received by the executives have value only if the Company’s designated financial performance objective exceeds the median level financial performance objective for a designated peer group. Additionally, the holder must also remain employed during the period required for the award to “vest”, thus providing an additional incentive for the award holder to remain employed by the Company. This at-risk component of compensation focuses executives on achieving strong financial performance for the Company over the long-term.
The Company grants stock options and performance-based restricted stock awards to the Company’s key executives based on competitive grants within the industry and based on the level of long-term incentives appropriate for the competitive long-term compensation component of total compensation. Such executives are eligible to receive stock options and restricted stock awards annually with other key managers being eligible on a discretionary basis. Eligibility for an award does not ensure receipt of an award. Options are granted with an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant and generally vest in equal annual installments over a three-year period, and have a ten-year term subject to earlier termination. Option grants and restricted stock award grants must be reviewed and approved by the Compensation Committee.

In January 2007, Company management proposed to the Compensation Committee that the Company’s long-term incentive compensation program be modified to provide for 50% stock options and 50% restricted stock awards, based on value. In the past, the Company’s long-term incentive compensation program consisted solely of stock option grants. In a survey conducted by Mercer, the Company noted that a combination of stock options and restricted stock was the most prevalent mix of long-term incentive compensation provided by its oilfield service peers. Frederic Cook advised the Compensation Committee that there has been a shift towards greater use of restricted stock in the Company’s industry as a vehicle for long-term equity compensation. The Compensation Committee approved changing the Company’s long-term incentive compensation structure to provide for 50% stock options and 50% restricted stock awards.
The Compensation Committee determined that the vesting for the restricted stock award grants to employees other than members of senior management could be based solely on the passage of time, but that it was increasingly common practice for the vesting of restricted stock awards for members of management to be based on the achievement of a specified performance condition. The Compensation Committee believed that the performance condition used for vesting of the restricted stock awards should be a measure that would incentivize the Company’s executives to achieve strong financial results for the Company relative to its peers. The Compensation Committee also believed that the measure should not be made on an absolute basis, but be based on a comparison to its peers so as to reward financial performance only if it exceeded that of the Company’s peers.
After consultation with Company management and Frederic Cook, the Compensation Committee determined that the performance measure to be used for vesting of the restricted stock awards for executives would be the Company’s operating profit growth over a period of time needing to exceed a designated peer group’s median operating profit growth over the same period. The Compensation Committee believed that such a performance measure would serve to motivate the Company’s executives to deliver results aligned with the interests of Company stockholders.
The Compensation Committee set the following peer group for comparison purposes in determining vesting of the performance-based restricted stock awards granted in 2010: Aker Solutions ASA; Baker Hughes, Inc.; BJ Services Co.; Cameron International Corporation; Dresser-Rand Group, Inc.; FMC Technologies, Inc.; Halliburton Co.; Schoeller-Bleckmann Oilfield Equipment AG; Smith International, Inc.; Weatherford International Ltd.; and Wellstream Holdings PLC. Three new companies — Aker Solutions ASA, Schoeller-Bleckmann Oilfield Equipment AG and Wellstream Holdings PLC — were added to this peer group in 2010 to help the peer group better reflect the manufacturing component of the Company’s business. This peer group consisted of companies in the oilfield services sector with varying ranges of market capitalization and revenues. This peer group, on a collective basis, represents companies with businesses that compete with the Company’s businesses.
The Company’s long-term incentive compensation program is focused on employees who will have a greater impact on the direction and long-term results of the Company by virtue of their roles and responsibilities. In February 2009, the Compensation Committee approved changing the Company’s long-term incentive compensation structure to provide for 60% stock options and 40% restricted stock awards for members of senior management, based on value. The change in the long-term incentive compensation structure was made to place a slightly greater emphasis on positive stock price movements.

Based on the foregoing, on February 16, 2010, the Compensation Committee approved the grant of stock options to the Company’s named executive officers, other than its chief executive officer, as follows:

Securities Underlying
Name	Options (#)
Clay C. Williams	61,680
Mark A. Reese	33,885
Dwight W. Rettig	33,885
Robert W. Blanchard	33,885
The options were granted at a price equal to the closing trading price of the Company’s common stock on the New York Stock Exchange on the date of approval of the grants by the Compensation Committee ($44.07 per share). Each of such options has a term of ten years and vests in three equal annual installments commencing on the first anniversary of the grant.
On February 16, 2010, the Compensation Committee approved the grant of performance vesting restricted stock awards to the Company’s named executive officers, other than its chief executive officer, as follows:

Shares of Restricted Stock
Name	(36 Months) (#)
Clay C. Williams	16,400
Mark A. Reese	9,000
Dwight W. Rettig	9,000
Robert W. Blanchard	9,000
The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, contingent on the Company’s average operating income growth, measured on a percentage basis, from January 1, 2010 to December 31, 2012 exceeding the median average operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.
The Company recognizes that its stock price fluctuates over time, and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. This option grant process has helped incentivize its executives to continue employment with the Company during times when the Company’s stock performance is not as positive, allowing its executives to receive option grants with lower exercise prices during those times. Additionally, the ten year term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.
The addition of restricted stock award grants to its executives helps reduce the Company’s long-term incentive compensation reliance on positive stock price movements. The restricted stock awards will have value to the executive even if the Company’s stock price falls below the price on the date of grant, provided that the designated performance condition is achieved. The restricted stock awards also link the Company’s performance to key financial metrics that over the long-term should result in shareholder value creation.
The Company believes that its equity incentive grants must be sufficient in size and duration to provide a long-term performance and retention incentive for executives and to increase their interest in the appreciation of the Company’s stock and achievement of positive financial results relative to its peers. The Company believes that stock option and restricted stock award grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of its business.
Retirement, Health and Welfare Benefits
The Company offers retirement, health and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment and disability insurance.
The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and National Oilwell Varco, Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold established by the Company’s benefits plan administrative committee are generally eligible to participate in the Supplemental Plan. Participation in the 401k Plan and Supplemental Plan are voluntary.
The Company established the 401k Plan to allow employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401k Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401k Plan. Wages and salaries from the Company are generally considered eligible compensation. After one year of service, employee contributions are matched in cash by the Company at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary. In addition, the Company makes cash contributions for all eligible employees between 2.5% and 5.5% of their salary depending on the employee’s full years of service with the Company. Such contributions vest immediately. The 401k Plan offers 18 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401k Plan provides the Company’s employees the option to invest directly in the Company’s stock. The 401k Plan offers in-service withdrawals, loans and hardship distributions.
The Company established the Supplemental Plan, a non-qualified plan, to
     • allow Supplemental Plan participants to continue saving towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), they can no longer contribute to the 401k Plan; and
     • provide Company contributions that cannot be contributed to the 401k Plan due to compensation and contribution ceilings established under the Internal Revenue Code.
Compensation which may be deferred into the Supplemental Plan includes wages and salaries from the Company and bonus payments made under the Company’s annual incentive plan. Supplemental Plan participants may elect to defer a percentage of their base pay and bonus payments received under the Company’s incentive plan into the Supplemental Plan. Contributions in the Supplemental Plan vest immediately. The investment options offered in the Supplemental Plan are similar to the investment options offered in the 401k Plan.
Compensation of the Chief Executive Officer
The Compensation Committee determines the compensation of the chief executive officer based on leadership, meeting operational goals, executing the Company’s business plan, and achieving certain financial results. Components of Mr. Miller’s compensation for 2010 were consistent with those for executive officers as described above and included base salary, participation in the annual incentive plan and the grant of stock options and performance-based restricted stock awards.
In considering Mr. Miller’s salary level, the Compensation Committee, generally on an annual basis, reviews the compensation level of chief executive officers of oilfield service companies with varying ranges of market capitalization and revenues and considers Mr. Miller’s individual performance and success in achieving the Company’s strategic objectives.
The Compensation Committee establishes goals and objectives for Mr. Miller for each fiscal year. Mr. Miller’s performance was measured in four key areas of the Company: (1) financial performance, (2) formulation and implementation of Company strategy, (3) operational performance, and (4) management and employee development. The specific goals within these four areas were set based on a determination of prioritizing Mr. Miller’s efforts on those specific areas and responsibilities that would have the greatest impact on the Company, and included the following:
     • deliver the Company’s annual operating plan;
     • monitor the Company’s backlog by focusing on on-time deliveries, quality and customer satisfaction;
     • utilize in an efficient manner Board approved capital expenditures;
     • ensure that the Company’s operational capabilities are properly structured;
     • identify and execute on strategic growth opportunities;
     • execute Sarbanes-Oxley 404 compliance;
     • develop high potential managers through exposure to all corporate activities, education and involvement in investor seminars and meetings; and
     • refine strategic goals of the Company for the future.
The Compensation Committee reviewed such goals and objectives against Mr. Miller’s and the Company’s performance, and determined that Mr. Miller had achieved each of his pre-established goals and objectives. The Compensation Committee took Mr. Miller’s successful achievement of his goals into consideration when reviewing his compensation in 2010.
In 2010, based on this review, Mr. Miller received an option to purchase 210,000 shares of National Oilwell Varco common stock, with terms consistent with the options granted to the other executives described above, and a grant of 56,000 performance-based restricted stock award shares, with terms consistent with the performance-based restricted stock awards granted to the other executives described above. Mr. Miller was also paid a bonus at the maximum 200% level of $2,280,000 under the Annual Incentive Plan. The Compensation Committee also raised Mr. Miller’s base salary from $800,000 to $950,000 to be more in line with the median range of base salaries for chief executive officers of the designated peer group. Mr. Miller’s last base salary increase adjustment occurred in February 2008, when his base salary was increased from $800,000 to $950,000. In February 2009, Mr. Miller voluntarily reduced his base salary back to $800,000, even though market competitive data did not support such a reduction. The Compensation Committee also raised Mr. Miller’s bonus participation level from 100% to 120%, to help bring Mr. Miller’s total direct compensation closer to the market 50th percentile of the peer group.
U.S. Income Tax Limits on Deductibility
Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to our chief executive officer and the next four highest paid executives. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our five highest paid executives that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes. Our stock option and performance-based restricted stock award grants are designed to be “performance based compensation.” Bonus payments to our executives under the Company’s Annual Incentive Plan should also be excluded from this limitation.
Option Grant Practices
Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information, and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.
The Compensation Committee has the responsibility of approving any Company stock option grants. The Compensation Committee does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for the stock option grants is the date the committee meets and approves the grant, with the exercise price for the option grant being based on the Company’s closing stock price on the date of grant.
Recent Developments
On February 22, 2011, the Compensation Committee approved the performance terms of the 2011 National Oilwell Varco Incentive Plan (the “2011 Incentive Plan”). The terms of the 2011 Incentive Plan are consistent with those described under “Annual Incentive Award” above.

On February 22, 2011, the Compensation Committee also approved the grant of stock options to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Securities Underlying
Name	Options (#)
Merrill A. Miller, Jr.	111,000
Clay C. Williams	47,250
Mark A. Reese	24,300
Dwight W. Rettig	24,300
Robert W. Blanchard	20,550
The exercise price of the stock options is $79.80 per share, which was the closing stock price of National Oilwell Varco, Inc. common stock on the date of grant. The stock options have terms of ten years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant.
On February 22, 2011, the Compensation Committee approved the grant of performance vesting restricted stock awards to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Shares of Restricted Stock
Name	(36 Months) (#)
Merrill A. Miller, Jr.	41,000
Clay C. Williams	17,500
Mark A. Reese	9,000
Dwight W. Rettig	9,000
Robert W. Blanchard	7,600
The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2011 to December 31, 2013 exceeding the median operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.
On February 22, 2011, the Compensation Committee, in connection with its annual review of executive compensation, did not adjust the base salary levels for any of the Company’s named executive officers.
Compensation Committee Report
The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.
We have reviewed and discussed with senior management the Compensation Discussion & Analysis section included in this proxy statement. Based on this review and discussion, the

Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2011 Proxy Statement.
Members of the Compensation Committee
Jeffery A. Smisek, Committee Chairman
Robert E. Beauchamp
Roger L. Jarvis
Employment Contracts and Termination of Employment and Change-in-Control Arrangements
Miller, Reese, Rettig and Blanchard
The Company entered into an employment agreement on January 1, 2002 with Mr. Miller, which was amended on December 22, 2008 and on December 31, 2009. Under the employment agreement, Mr. Miller is provided a base salary, currently set at $950,000. The employment agreement also entitles him to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The agreement has a term of three years and is automatically extended on an annual basis. The agreement provides for a base salary, participation in employee incentive plans, and employee benefits as generally provided to all employees.
In addition, the agreement contains certain termination provisions. If the employment relationship is terminated by the Company for any reason other than
     • voluntary termination;
     • termination for cause (as defined);
     • death; or
     • long-term disability;
or if the employment relationship is terminated by the employee for Good Reason, as defined below, Mr. Miller is entitled to receive 3.5 times the amount of his current base salary, three times the amount equal to the total of the employer matching contributions under the Company’s 401(k) Plan and Supplemental Plan, and three years participation in the Company’s welfare and medical benefit plans. Mr. Miller will have the right, during the 60-day period after such termination, to elect to surrender all or part of any stock options held by him at the time of termination, whether or not exercisable, for a cash payment equal to the spread between the exercise price of the option and the highest reported per share sales price during the 60-day period prior to the date of termination. Any option not so surrendered will remain exercisable until the earlier of one year after the date of termination or the stated expiration date of the specific option grant.
Under the agreement, termination by Mr. Miller for “Good Reason” means
     • the assignment to him of any duties inconsistent with his current position or any action by the Company that results in a diminution in his position, authority, duties or responsibilities;
     • a failure by the Company to comply with the terms of the agreement; or
     • requiring Mr. Miller to relocate or to travel to a substantially greater extent than required at the date of the agreement.
In addition, compensation will be “grossed up” for any excise tax imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefit provided to Mr. Miller under the employment agreement. The agreement also contains restrictions on competitive activities and solicitation of our employees for three years following the date of termination. After any such termination of employment, Mr. Miller will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates and will be entitled to receive outplacement services valued at not more than 15% of base salary.
We entered into employment agreements on January 1, 2002 with Messrs. Reese and Rettig (which were amended on December 22, 2008 and on December 31, 2009) and on December 22, 2008 with Mr. Blanchard (which was amended on December 31, 2009) that contain certain termination provisions. Under the employment agreements, Messrs. Reese, Rettig and Blanchard are provided base salary. The agreements have a one-year term and are automatically extended on an annual basis. The agreements also provide for participation in employee incentive plans, and employee benefits as generally provided to all employees. If the employment relationship is terminated by the Company for any reason other than
     • voluntary termination;
     • termination for cause (as defined);
     • death; or
     • long-term disability;
or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive 1.5 times his current base salary and an amount equal to the total of the employer matching contributions under the Company’s 401(k) Plan and Supplemental Plan, and one year’s participation in the Company’s welfare and medical benefit plans.
In addition, compensation will be “grossed up” for any excise tax imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefit provided to the executive under his employment agreement. The agreements also contain restrictions on competitive activities and solicitation of our employees for one year following the date of termination. After any such termination of employment, the executive will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates and will be entitled to receive outplacement services valued at not more than 15% of base salary.
Additionally, the Company’s stock option agreements and restricted stock agreements provide for full vesting of unvested outstanding options and restricted stock, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change of control.
Williams
The Company assumed the Amended and Restated Executive Agreements entered into on December 19, 2003, by Varco with Mr. Williams, which was amended on December 22, 2008 and on December 31, 2009. The agreement has an initial term that continues in effect through December 31, 2006, and is automatically extended for one or more additional terms of three (3) years each. The agreement contains certain termination provisions, as further described below under “Varco Change in Control Severance Plan”.
Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco which was assumed by the Company as a result of the merger (the “Merger”) with Varco International, Inc. (the “Amended SERP”). The Amended SERP provides for retirement, death and disability benefits, payable over ten years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).

Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and presuming normal retirement at age 65, Mr. Williams would be entitled to an annual benefit of approximately $159,000.
Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (i) certain retirements of a participant at or after age 55, or (ii) the death or disability of a participant, or (iii) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved 10 years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.
Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.
Varco Change in Control Severance Plan. Mr. Williams was a participant in the Varco change in control severance plan, which was assumed by the Company as a result of the Merger.
The change in control severance plan provides benefits if the executive is terminated other than for cause or if the executive terminates his employment for good reason (each as defined below) within twenty four months of a qualifying change in control. Upon such qualifying termination following a change in control, the executive is entitled to severance compensation and benefits, including those set forth below:
• a lump sum payment equal to 4.5 times base salary;
• a lump sum cash payment equal to any awards actually earned under the Company’s bonus plan during the year of termination;
• full vesting of all accrued benefits under the Company’s 401(k) Plan, SERP, Supplemental Plan and Medical Plan, as applicable;
• a lump sum payment equal to three years of expected Company contributions under the Company’s 401(k) Plan and Supplemental Plan;
• full vesting of any restricted stock awards and payment of awards earned under any intermediate or long-term bonus plan;
• an extended option exercise period; and
• the gross-up of certain payments, subject to excise taxes under the Internal Revenue Code as “parachute payments,” so that the participant receives the same amount he would have received had there been no applicable excise taxes.
Under the change in control severance plan, a participant is also entitled to receive, upon a qualifying termination, medical and dental benefits (based on the cost sharing arrangement in place on the date of termination) throughout the three year payout period, and outplacement services valued at not more than 15% of base salary. After any such termination of employment, Mr. Williams will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates.
The agreement also contains restrictions on competitive activities and solicitation of our employees for one year following the date of termination, unless termination occurs as a result of a “change in control” event, in which case the period shall be three years following the date of termination.

Under the terms of the amended and restated executive agreement, which contains the change of control severance plan, the term “cause” means:
• executive’s conviction of a felony involving moral turpitude, dishonesty or a breach of trust towards the Company;
• executives commission of any act of theft, fraud, embezzlement or misappropriation against the Company that is materially injurious to the Company regardless of whether a criminal conviction is obtained;
• executive’s willful and continued failure to devote substantially all of his business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) which failure is not remedied within a reasonable time after a written demand by the Company specifically identifying executive’s failure is delivered by the Company;
• executive’s unauthorized disclosure of confidential information of the Company that is materially injurious to the Company; or
• executive’s knowing or willful material violation of federal or state securities laws, as determined in good faith by the Company’s board of directors.
Under the terms of the amended and restated executive agreement, which contains the change of control severance plan, the term “good reason” means:
• failure to re-elect or appoint the executive to any corporate office or directorship held at the time of the change of control or a material reduction in executive’s authority, duties or responsibilities (including status, offices, titles and reporting requirements) or if executive is assigned duties or responsibilities inconsistent in any material respect from those of executive at the time of the relevant change of control all on the basis of which executive makes a good faith determination that the terms of his employment have been detrimentally and materially affected;
• a material reduction of executive’s compensation, benefits or perquisites, including annual base salary, annual bonus, intermediate or long-term cash or equity incentive opportunities or plans from those in effect prior to the change of control;
• The Company fails to obtain a written agreement satisfactory to executive from any successor or assigns of the Company to assume and perform the amended and restated executive agreement; or
• The Company requires executive to be based at any office located more than fifty (50) miles from the Company’s current offices without executive’s consent.
Potential Payments Upon Termination or Change in Control
The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the Named Executive Officers in the event of a termination of employment or change in control of the Company.
The Company’s Compensation Committee believes the payment and benefit levels provided to its named executive officers under their employment agreements and/or change of control plans upon termination or change of control should correspond to the level of responsibility and risk assumed by the named executive officer. Thus, the payment and benefit levels for Mr. Miller, Mr. Reese, Mr. Rettig and Mr. Blanchard are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements. The payment and benefit levels for Mr. Williams are based on similar considerations but certain differences in his benefits are due to the particular terms of his executive agreement, which was assumed by the Company in the Merger. The Compensation Committee recognizes that it is not likely that the Company’s named executive officers would be retained by an acquiror in the event of a change of control. As a result, the Compensation Committee believes that a certain amount of cash compensation, along with immediate vesting of all unvested equity compensation, is an appropriate and sufficient incentive for the named executive officers to remain employed with the Company, even if a change of control were imminent. It is believed that these benefit levels should provide the Company’s named executive officers with reasonable financial security so that they could continue to make strategic decisions that impact the future of the Company.
The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2010 for Merrill A. Miller, Jr., the Company’s Chief Executive Officer.

Involuntary Not for Cause
Executive Benefits and Payments Upon Termination (1)	Termination (2)
Base Salary (3.5 times)	$3,325,000
Continuing medical benefits	$263,001
Retirement Contribution and Matching	$228,000
Value of Unvested Stock Options	$10,501,912
Value of Unvested Restricted Stock	$15,198,500
Outplacement Services (3)	$142,500
Estimated Tax Gross Up	$6,906,080

Total:	$36,564,993

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2010 of $950,000. Unvested stock options include 41,667 options from 2008 grant at $64.16/share, 133,334 options from 2009 grant at $25.96/share, and 210,000 options from 2010 grant at $44.07/share. Unvested restricted stock includes 65,000 shares from 2008 grant, 105,000 shares from 2009 grant, and 56,000 shares from 2010 grant. Value of unvested stock options and restricted stock based on a share price of $67.25, the Company’s closing stock price on December 31, 2010.

(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2010. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.
In the event of:
•	a Company termination of Mr. Miller’s employment for cause;

•	Mr. Miller’s voluntary termination of his employment with the Company (not for “Good Reason’); or

•	Mr. Miller’s employment with the Company is terminated due to his death or disability, no extra benefits are payable by the Company to Mr. Miller as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Miller (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Miller would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2010 for Clay C. Williams, the Company’s Executive Vice President and Chief Financial Officer.

Involuntary Not for Cause
Executive Benefits and Payments Upon Termination (1)	Termination (2)
Base Salary (4.5 times)	$2,700,000
Continuing medical benefits	$431,706
Retirement Contribution and Matching	$144,000
Value of Unvested Stock Options	$3,232,665
Value of Unvested Restricted Stock	$4,599,900
Outplacement Services (3)	$90,000
Estimated Tax Gross Up	$2,820,080

Total:	$14,018,351

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2010 of $600,000. Unvested stock options include 13,334 options from 2008 grant at $64.16/share, 42,667 options from 2009 grant at $25.96/share, and 61,680 options from 2010 grant at $44.07/share. Unvested restricted stock includes 20,000 shares from 2008 grant, 32,000 shares from 2009 grant, and 16,400 shares from 2010 grant. Value of unvested stock options and restricted stock based on a share price of $67.25, the Company’s closing stock price on December 31, 2010.

(2)	Assumes, within twenty four months of a qualifying change in control, the employment relationship is terminated by the Company for other than cause or if the executive terminates his employment for good reason, as of December 31, 2010, as further described under the caption “Williams” above.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.
In the event Mr. Williams is terminated involuntarily by the Company for any reason other than for cause (and such termination is not pursuant to a qualifying change in control), Mr. Williams will be entitled to receive the following:
•	an amount equal to his base salary; and

•	an amount equal to awards actually earned under Company incentive plans calculated through the last completed quarter prior to the date of termination of employment.
In the event of a Company termination of Mr. Williams’ employment for cause or Mr. Williams’ voluntary termination of his employment with the Company (not for good reason), no extra benefits are payable by the Company to Mr. Williams as a result of any such events.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2010 for Mark A. Reese, the Company’s Group President – Rig Technology.

Involuntary Not for Cause
Executive Benefits and Payments Upon Termination (1)	Termination (2)
Base Salary (1.5 times)	$787,500
Continuing medical benefits	$309,057
Retirement Contribution and Matching	$49,875
Value of Unvested Stock Options	$1,907,136
Value of Unvested Restricted Stock	$2,891,750
Outplacement Services (3)	$78,750
Estimated Tax Gross Up	$0

Total:	$6,024,068

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2010 of $525,000. Unvested stock options include 6,667 options from 2008 grant at $64.16/share, 26,667 options from 2009 grant at $25.96/share, and 33,885 options from 2010 grant at $44.07/share. Unvested restricted stock includes 10,000 shares from 2008 grant, 24,000 shares from 2009 grant, and 9,000 shares from 2010 grant. Value of unvested stock options and restricted stock based on a share price of $67.25, the Company’s closing stock price on December 31, 2010.

(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2010. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.
In the event of:
•	a Company termination of Mr. Reese’s employment for cause;

•	Mr. Reese’s voluntary termination of his employment with the Company (not for “Good Reason’); or

•	Mr. Reese’s employment with the Company is terminated due to his death or disability, no extra benefits are payable by the Company to Mr. Reese as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Reese (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Reese would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2010 for Dwight W. Rettig, the Company’s Senior Vice President, General Counsel and Secretary.

Involuntary Not for Cause
Executive Benefits and Payments Upon Termination (1)	Termination (2)
Base Salary (1.5 times)	$750,000
Continuing medical benefits	$205,573
Retirement Contribution and Matching	$42,500
Value of Unvested Stock Options	$1,686,936
Value of Unvested Restricted Stock	$2,353,750
Outplacement Services (3)	$75,000
Estimated Tax Gross Up	$0

Total:	$5,113,759

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2010 of $500,000. Unvested stock options include 6,667 options from 2008 grant at $64.16/share, 21,334 options from 2009 grant at $25.96/share, and 33,885 options from 2010 grant at $44.07/share. Unvested restricted stock includes 10,000 shares from 2008 grant, 16,000 shares from 2009 grant and 9,000 shares from 2010 grant. Value of unvested stock options and restricted stock based on a share price of $67.25, the Company’s closing stock price on December 31, 2010.

(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2010. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.
In the event of:
•	a Company termination of Mr. Rettig’s employment for cause;

•	Mr. Rettig’s voluntary termination of his employment with the Company (not for “Good Reason’); or

•	Mr. Rettig’s employment with the Company is terminated due to his death or disability, no extra benefits are payable by the Company to Mr. Rettig as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Rettig (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Rettig would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2010 for Robert W. Blanchard, the Company’s Vice President, Corporate Controller and Chief Accounting Officer.

Involuntary Not for Cause
Executive Benefits and Payments Upon Termination (1)	Termination (2)
Base Salary (1.5 times)	$487,500
Continuing medical benefits	$396,295
Retirement Contribution and Matching	$27,625
Value of Unvested Stock Options	$1,686,936
Value of Unvested Restricted Stock	$2,353,750
Outplacement Services (3)	$48,750
Estimated Tax Gross Up	$0

Total:	$5,000,856

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2010 of $325,000. Unvested stock options include 6,667 options from 2008 grant at $64.16/share, 21,334 options from 2009 grant at $25.96/share, and 33,885 options from 2010 grant at $44.07/share. Unvested restricted stock includes 10,000 shares from 2008 grant, 16,000 shares from 2009 grant and 9,000 shares from 2010 grant. Value of unvested stock options and restricted stock based on a share price of $67.25, the Company’s closing stock price on December 31, 2010.

(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2010. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.
In the event of:
•	a Company termination of Mr. Blanchard’s employment for cause;

•	Mr. Blanchard’s voluntary termination of his employment with the Company (not for “Good Reason’); or

•	Mr. Blanchard’s employment with the Company is terminated due to his death or disability, no extra benefits are payable by the Company to Mr. Blanchard as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Blanchard (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Blanchard would also be entitled to receive an amount equal to 50% of his base salary.

EXECUTIVE COMPENSATION
The following table sets forth for the year ended December 31, 2010 the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2010.
Summary Compensation Table

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compen-sation
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)	($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Merrill A.	2010	$950,000	—	$2,467,920	$3,509,982	$2,280,000	—	$42,969	$9,250,871
Miller, Jr.	2009	$823,077	$436,588	$2,725,800	$2,377,740	$617,670	—	$38,269	$7,019,144
President and CEO	2008	$950,000	—	$4,170,400	$2,770,362	$1,825,960	—	$42,430	$9,759,152

Clay C. Williams	2010	$600,000	—	$722,748	$1,030,932	$960,000	—	$30,773	$3,344,453
Executive Vice	2009	$550,000	$240,123	$830,720	$760,877	$339,719	—	$29,050	$2,750,489
President and CFO	2008	$550,000	—	$1,283,200	$886,516	$845,708	—	$41,235	$3,606,659

Mark A. Reese	2010	$525,000	—	$396,630	$566,361	$787,500	—	$36,120	$2,311,611
Group President Rig	2009	$490,000	$100,279	$623,040	$475,548	$598,770	—	$34,215	$2,321,852
Technology	2008	$490,000	—	$641,600	$443,258	$589,971	—	$33,680	$2,198,509

Dwight W. Rettig	2010	$500,000	—	$396,630	$566,361	$750,000	—	$32,265	$2,245,256
Senior VP, General	2009	$450,000	$184,185	$415,360	$380,438	$260,580	—	$27,800	$1,718,363
Counsel & Secretary	2008	$450,000	—	$641,600	$443,258	$648,696	—	$27,185	$2,210,739

Robert W. Blanchard	2010	$325,000	—	$396,630	$566,361	$487,500	—	$24,093	$1,799,584
VP, Corporate	2009	$300,000	$122,790	$415,360	$380,438	$173,720	—	$23,077	$1,415,385
Controller & Chief	2008	$300,000	—	$641,600	$443,258	$432,464	—	$23,982	$1,841,304
Accounting Officer

(1)	Reflects a discretionary bonus payout in 2009.

(2)	Aggregate grant date fair value of stock awards granted in the designated fiscal year.

(3)	Aggregate grant date fair value of option awards granted in the designated fiscal year.

(4)	The amounts include:

(a)	The Company’s cash contributions for 2010 under the National Oilwell Varco 401(k) and Retirement Savings Plan, a defined contribution plan, on behalf of Mr. Miller — $18,375; Mr. Williams — $18,375; Mr. Reese — $22,147; Mr. Rettig — $20,825; and Mr. Blanchard — $20,510.

(b)	The Company’s cash contributions for 2010 under the National Oilwell Varco Supplemental Savings Plan, a defined contribution plan, on behalf of Mr. Miller — $24,594; Mr. Williams - $12,398; Mr. Reese — $13,973; Mr. Rettig — $11,440; and Mr. Blanchard — $3,583.
Grants of Plan Based Awards
     The following table provides information concerning stock options and restricted stock awards granted to Named Executive Officers during the fiscal year ended December 31, 2010. The Company has granted no stock appreciation rights.
Grants of Plan-Based Awards

								All Other Stock	All Other Option
		Estimated Possible Payouts Under Non-Equity			Estimated Future Payouts Under Equity			Awards: Number of	Awards: Number of
		Incentive Plan Awards			Incentive Plan Awards			Shares of Stock or	Securities	Exercise or Base	Grant Date Fair
		Thresh-old	Target		Thresh-old			Units	Underlying Options	Price of Option	Value of Stock and
Name	Grant Date	($)(1)	($)(1)	Maximum ($)(1)	(#)(2)	Target (#)(2)	Maximum (#)(2)	(#)	(#)	Awards ($/Sh)	Option Awards (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Merrill A. Miller, Jr.	2010	$114,000	$1,140,000	$2,280,000	56,000	56,000	56,000		210,000	$44.07	$5,977,902
Clay C. Williams	2010	$48,000	$480,000	$960,000	16,400	16,400	16,400		61,680	$44.07	$1,753,680
Mark A. Reese	2010	$39,375	$393,750	$787,500	9,000	9,000	9,000		33,885	$44.07	$962,991
Dwight W. Rettig	2010	$37,500	$375,000	$750,000	9,000	9,000	9,000		33,885	$44.07	$962,991
Robert W. Blanchard	2010	$24,375	$243,750	$487,500	9,000	9,000	9,000		33,885	$44.07	$962,991

(1)	Represents possible payouts under our annual incentive compensation plan.

(2)	On February 16, 2010, each of the Named Executive Officers was granted shares of performance-based restricted stock awards, which are reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the table above. The grants vest 100% on the third anniversary of the date of grant, contingent on the Company’s average operating income growth, measured on a percentage basis, from January 1, 2010 to December 31, 2012 exceeding the median average operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.

(3)	Assumptions made in calculating the value of option and restricted stock awards are further discussed in Item 15. Exhibits and Financial Statement Schedules – Notes to Consolidated Financial Statements, Note 13, of the Company’s Form 10-K for the fiscal year ended December 31, 2010. The grant date fair value of the restricted stock awards are as follows: Mr. Miller — $2,467,920; Mr. Williams — $722,748; Mr. Reese — $396,630; Mr. Rettig — $396,630; and Mr. Blanchard — $396,630. The grant date fair value of the option awards are as follows: Mr. Miller — $3,509,982; Mr. Williams — $1,030,932; Mr. Reese — $566,361; Mr. Rettig — $566,361; and Mr. Blanchard — $566,361.
Exercises and Holdings of Previously-Awarded Equity Disclosure
     The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
											Equity Incentive
	Number			Equity Incentive					Equity Incentive		Plan Awards: Market
	of	Number of		Plan Awards: Number					Plan Awards: Number		or Payout Value of
	Securities	Securities		of Securities				Market Value of	of Unearned Shares,		Unearned Shares,
	Underlying	Underlying		Underlying			Number of Shares or	Shares or Units of	Units or Other		Units or Other
	Unexercised Options	Unexercised Options		Unexercised	Option Exercise		Units of Stock That	Stock That Have Not	Rights That Have		Rights That Have
	(#)	(#)		Unearned Options	Price	Option Expiration	Have Not Vested	Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)		($) (1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Merrill A. Miller, Jr.		210,000	(2)		$44.07	2/17/20
		133,334	(3)		$25.96	2/21/19
	83,333	41,667	(4)		$64.16	2/20/18
									65,000	(5)	$4,371,250
									105,000	(6)	$7,061,250
									56,000	(7)	$3,766,000
Clay C. Williams		61,680	(2)		$44.07	2/17/20
	21,333	42,667	(3)		$25.96	2/21/19
	26,666	13,334	(4)		$64.16	2/20/18
	50,000				$35.225	3/2/17
	50,000				$33.29	2/22/16
									20,000	(5)	$1,345,000
									32,000	(6)	$2,152,000
									16,400	(7)	$1,102,900
Mark A. Reese		33,885	(2)		$44.07	2/17/20
		26,667	(3)		$25.96	2/21/19
	13,333	6,667	(4)		$64.16	2/20/18
									10,000	(5)	$672,500
									24,000	(6)	$1,614,000
									9,000	(7)	$605,250
Dwight W. Rettig		33,885	(2)		$44.07	2/17/20
		21,334	(3)		$25.96	2/21/19

	Option Awards						Stock Awards
											Equity Incentive
	Number			Equity Incentive					Equity Incentive		Plan Awards: Market
	of	Number of		Plan Awards: Number					Plan Awards: Number		or Payout Value of
	Securities	Securities		of Securities				Market Value of	of Unearned Shares,		Unearned Shares,
	Underlying	Underlying		Underlying			Number of Shares or	Shares or Units of	Units or Other		Units or Other
	Unexercised Options	Unexercised Options		Unexercised	Option Exercise		Units of Stock That	Stock That Have Not	Rights That Have		Rights That Have
	(#)	(#)		Unearned Options	Price	Option Expiration	Have Not Vested	Vested	Not Vested		Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)		($) (1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
	13,333	6,667	(4)		$64.16	2/20/18
									10,000	(5)	$672,500
									16,000	(6)	$1,076,000
									9,000	(7)	$605,250
Robert W. Blanchard		33,885	(2)		$44.07	2/17/20
		21,334	(3)		$25.96	2/21/19
	13,333	6,667	(4)		$64.16	2/20/18
									10,000	(5)	$672,500
									16,000	(6)	$1,076,000
									9,000	(7)	$605,250

(1)	Calculations based upon the closing price ($67.25) of the Company’s common stock on December 31, 2010, the last trading day of the year.

(2)	2010 Stock Option Grant — Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/16/11, 2/16/12 and 2/16/13.

(3)	2009 Stock Option Grant — Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/20/10, 2/20/11 and 2/20/12.

(4)	2008 Stock Option Grant — Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/19/09, 2/19/10 and 2/19/11

(5)	2008 Restricted Stock Grant — The grant vests 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2008 to December 31, 2010 exceeding the median average operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.

(6)	2009 Restricted Stock Grant — The grant vests 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2009 to December 31, 2011 exceeding the median average operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.

(7)	2010 Restricted Stock Grant — The grant vests 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2010 to December 31, 2012 exceeding the median average operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.

     The following table provides information on the amounts received by the Named Executive Officers during 2010 upon exercise of stock options or vesting of stock awards.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Merrill A. Miller, Jr.	342,667	$8,913,040	31,775	$1,996,000
Clay C. Williams	107,370	$3,199,025	15,887	$998,000
Mark A. Reese	53,333	$1,018,097	9,532	$598,800
Dwight W. Rettig	50,666	$1,277,793	9,532	$598,800
Robert W. Blanchard	50,666	$1,139,441	9,532	$598,800

Post-Employment Compensation
     The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2010. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.
Nonqualifed Deferred Compensation

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	at Last
	Last FY	Last FY	in Last FY	Distributions	FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Merrill A. Miller, Jr.	$0	$24,594	$17,764	$0	$191,038
Clay C. Williams	$0	$12,398	$71,711	$0	$638,842
Mark A. Reese	$0	$13,973	$5,007	$0	$71,381
Dwight W. Rettig	$0	$11,440	$98	$0	$39,025
Robert W. Blanchard	$0	$3,583	$115,922	$0	$688,740

(1)	Executive contributions were from the executive’s salary and are included in the Summary Compensation Table under the “Salary” column.

(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.

(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.
Certain Relationships and Related Transactions
We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.
A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

DIRECTOR COMPENSATION
Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2010.
Director Compensation

					Change in
					Pension
					Value and
	Fees Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)(1)	(d)(2)	(e)	(f)	(g) (3)	(h)
Greg L. Armstrong	$95,125	$82,509	$82,481	—	—	$9,145	$269,260
Robert E. Beauchamp	$83,875	$82,509	$82,481	—	—	—	$248,865
Ben A. Guill	$83,875	$82,509	$82,481	—	—	—	$248,865
David D. Harrison	$102,000	$82,509	$82,481	—	—	$4,993	$271,983
Roger L. Jarvis	$78,875	$82,509	$82,481	—	—	—	$243,865
Eric L. Mattson	$83,875	$82,509	$82,481	—	—	—	$248,865
Jeffery A. Smisek	$85,750	$82,509	$82,481	—	—	—	$250,740

(1)	The aggregate number of outstanding shares of restricted stock awards as of December 31, 2010 for each director are as follows: Mr. Armstrong — 4,262; Mr. Beauchamp — 4,262; Mr. Guill — 4,262; Mr. Harrison — 4,262; Mr. Jarvis — 4,262; Mr. Mattson — 4,262; and Mr. Smisek — 4,262.

(2)	The aggregate number of outstanding stock options as of December 31, 2010 for each director are as follows: Mr. Armstrong — 51,476; Mr. Beauchamp — 46,476; Mr. Guill — 51,476; Mr. Harrison — 66,476; Mr. Jarvis — 91,476; Mr. Mattson — 71,546; and Mr. Smisek — 42,818.

(3)	Expenses for non-business related activities associated with the Company’s board meeting in Dubai, comprised mainly of air travel expenses for spouses of directors, paid by the Company on behalf of Mr. Armstrong — $9,145; and Mr. Harrison — $4,993.
Board Compensation
Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation:
•	For service on the Board of Directors — an annual retainer of $55,000, paid quarterly;

•	For service as chairman of the audit committee of the Board of Directors — an annual retainer of $30,000, paid quarterly;

•	For service as chairman of the compensation committee of the Board of Directors — an annual retainer of $15,000, paid quarterly;

•	For service as chairman of the nominating/corporate governance committee of the Board of Directors — an annual retainer of $10,000, paid quarterly;

•	For service as a member of the audit committee of the Board of Directors — an annual retainer of $10,000, paid quarterly;

•	For service as a member of the compensation committee of the Board of Directors — an annual retainer of $7,500, paid quarterly;

•	For service as a member of the nominating/corporate governance committee of the Board of Directors — an annual retainer of $5,000, paid quarterly; and

•	$1,500 for each Board meeting and each committee meeting attended.
The Lead Director receives an annual retainer of $15,000, paid quarterly.
Directors of the Board who are also employees of the Company do not receive any compensation for their service as directors.
Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the National Oilwell Varco Long-Term Incentive Plan.
The Board approved the grant of 4,476 options and 2,008 shares of restricted stock awards on May 12, 2010 to each non-employee director under the National Oilwell Varco Long-Term Incentive Plan. The exercise price of the options is $41.09 per share, which was the fair market value of one share of the Company’s common stock on the date of grant. The options have a term of ten years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant. The restricted stock award shares vest in three equal annual installments beginning on the first anniversary of the date of the grant.
Stock Ownership Guidelines
The Board has adopted a policy whereby each member of the Board should have beneficial ownership of a minimum of 5,000 shares of the Company’s common stock. Beneficial ownership is defined as set forth in the rules of the Securities and Exchange Commission, and thus would include any shares as to which the director has the right to acquire within 60 days of a relevant measuring date. Each member of the Board is in compliance with this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2010.
STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
If you wish to submit proposals to be included in our 2012 Proxy Statement, we must receive them on or before December 8, 2011. Please address your proposals to: Dwight W. Rettig, Senior Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.
If you wish to submit proposals at the meeting that are not eligible for inclusion in the Proxy Statement, you must give written notice no later than February 18, 2012 to: Dwight W. Rettig, Senior Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with National Oilwell Varco’s bylaws and the rules and regulations of the SEC.
ANNUAL REPORT AND OTHER MATTERS
At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors and ratification of the appointment of independent auditors, as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.
National Oilwell Varco’s 2010 Annual Report on Form 10-K filed on February 23, 2011 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,
/s/ Dwight W. Rettig
Dwight W. Rettig
Senior Vice President, General Counsel and Secretary

Houston, Texas
April 7, 2011

ANNEX I
     FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     I. DIRECTORS
     The number, classification, and terms of the board of directors of the Corporation and the procedures to elect directors, to remove directors, and to fill vacancies in the board of directors shall be as follows:
     (a) The number of directors that shall constitute the whole board of directors shall from time to time be fixed exclusively by the board of directors by a resolution adopted by a majority of the whole board of directors serving at the time of that vote. In no event shall the number of directors that constitute the whole board of directors be fewer than three. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation otherwise provide.
     ~~(b) The board of directors of the Corporation shall be divided into three classes designated Class I, Class II, and Class III, respectively, all as nearly equal in number as possible, with each director then in office receiving the classification that at least a majority of the board of directors designates. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders of the Corporation in 1997, of Class II shall expire at the annual meeting of stockholders of the Corporation in 1998, and of Class III shall expire at the annual meeting of stockholders of the Corporation in 1999, and in all cases as to each director until his~~
     (b) Commencing at the annual meeting of stockholders held in calendar year 2012 (the “2012 Annual Meeting”), each director shall be elected annually for a term of one year and shall hold office until the next succeeding annual meeting; provided, however, each director elected at the annual meeting of stockholders in calendar year 2010 shall hold office until the annual meeting of stockholders in calendar year 2013 and each director elected at the annual meeting of stockholders in calendar year 2011 shall hold office until the annual meeting of stockholders in calendar year 2014. In all cases, each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. ~~At each annual meeting of stockholders beginning with the annual meeting of stockholders in 1997, each director elected to succeed a director whose term is then expiring shall hold his office until the third annual meeting of stockholders after his election and until his successor is elected and qualified or until his earlier death, resignation or removal. If the number of directors that constitutes the whole board of directors is changed as permitted by this Article Fifth, the majority of the whole board of directors that adopts the change shall also fix and determine the number of directors comprising each class; provided, however, that any increase or decrease in the number of directors shall be apportioned among the classes as equally as possible.~~
     (c) Vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause and newly-created directorships resulting from any increase in the authorized number of directors may be filled by no less than a majority vote of the remaining directors then in office, though less than a quorum, ~~who are designated to represent the same class or classes of stockholders that the vacant position, when filled, is to represent~~ or by the sole remaining director (but not by the stockholders except as required by law), and each director so chosen shall ~~receive the classification of the vacant directorship to which he has been appointed or, if it is a newly-created directorship, shall receive the classification that at least a majority of the board of directors designates and shall hold office until the first meeting of stockholders held after his election for the~~

~~purpose of electing directors of that classification and until his~~ hold office until the next succeeding annual meeting and until such director’s successor is elected and qualified or until ~~his~~ such director’s earlier death, resignation, or removal from office.
(d) A director of any class of directors of the Corporation elected prior to the 2012 Annual Meeting may be removed before the expiration date of that director’s term of office, only for cause, by an affirmative vote of the holders of not less than eighty percent (80%) of the votes of the outstanding shares of the class or classes or series of stock then entitled to be voted at an election of directors of that class or series, voting together as a single class, cast at the annual meeting of stockholders or at any special meeting of stockholders called by a majority of the whole board of directors for this purpose. Any other director may be removed from office with or without cause in accordance with the Delaware General Corporation Law.

Appendix I
NATIONAL OILWELL VARCO, INC.
(“Company”)
CHARTER OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS
Amended and Restated by the Board of Directors on November 11, 2009
I. Purpose
     The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:
•	Monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures.

•	Select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors.

•	Monitor the independence and performance of the Company’s independent auditors and internal audit function.

•	Establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors.

•	Prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

•	Monitor the Company’s compliance with legal and regulatory requirements.
     The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct and confidential access to the independent auditors as well as officers and employees of the Company. The Committee has the authority to retain, at the Company’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Company shall at all times make adequate provisions for the payment of all fees and other compensation, approved by the Committee, to the Company’s independent auditors in connection with the issuance of its audit report, or to any consultants or experts employed by the Committee.
II. Structure and Operations
Composition and Qualifications
     The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be determined by the Board meet the independence and experience requirements of the SEC, the New York Stock Exchange and the Corporate Governance Guidelines of the Board (as each may be modified, supplemented or superseded). All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements of the sort published by the Company at the time of their appointment to the Committee, and at least one member of the Committee shall have accounting or related financial management expertise and qualify as an “audit committee financial expert” in accordance with the requirements of the SEC and other applicable rules (as may be modified, supplemented or superseded).
     No Director may serve as a member of the Committee if such Director serves on the audit committee of more than two other public companies.
Appointment and Removal
     Committee members shall be appointed by the Board on the recommendation of the Nominating Corporate Governance Committee of the Board. A Committee member shall serve until such member’s successor is duly appointed or until such member’s earlier resignation, death or removal. The members of the Committee may be removed, with or without cause, by majority vote of the Board.
Chairman
     If a Committee Chair is not designated by the Board, the members of the Committee may designate a Chair by majority vote of the Committee members.
Meetings
     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. A majority of the members of the Committee shall constitute a quorum. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings may be held telephonically. The Committee may act by unanimous written consent, when deemed necessary or desirable by the Committee or its Chair.
     The Committee shall meet privately in executive session at least four times annually with management, the manager of internal auditing, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, shall communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the independent auditors’ review procedures.
     The Committee may request any officer, employee of the Company, or the Company’s counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.
     The Chair of the Committee, with input from the other members of the Committee as well as the Chief Financial Officer, the General Counsel, the Internal Audit Group, the Risk Mitigation Group and the independent auditor, shall develop the agenda for each Committee Meeting.
Subcommittees
     The Committee shall not be authorized to create any subcommittees.
III. Audit Committee Responsibilities and Duties
Review Procedures
          1. Review the Company’s annual audited financial statements prior to filing or release, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review should include discussion with management and the independent auditors of significant issues regarding critical accounting estimates, accounting principles, practices and judgments, including, without limitation, a review with the independent auditors of any auditor report to the Committee required under rules of the Securities and Exchange Commission (as may be modified, supplemented or superseded). Review should also include review of the independence of the independent auditors (see item 11 below) and a discussion with the independent auditors of the conduct of their audit (see item 12 below). Based on such review, determine whether to recommend to the Board that the annual audited financial statements be included in the Company’s Annual Report on Form 10-K filed under the rules of the Securities and Exchange Commission.
     2. In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal audit function together with management’s responses. Review any significant changes to the Company’s auditing and accounting policies. Resolve disagreements, if any, between management and the independent auditors.
     3. Review with financial management and the independent auditors the Company’s quarterly earnings releases and financial statements prior to filing or release, including the use of “pro forma” or “adjusted” non-GAAP information. The Committee may designate a member of the Committee to represent the entire Committee for purposes of this review.

     4. Review any exceptions to the certifications required of the Chief Executive Officer and Chief Financial Officer in connection with the filings of annual and quarterly financial statements with the Securities and Exchange Commission.
     5. Periodically review and discuss financial information and earnings guidance provided to analysts and rating agencies. The Committee may designate a member of the Committee to represent the entire Committee for purposes of this review.
     6. Review and reassess the adequacy of this Charter at least annually and submit any recommended changes herein to the Board at its fourth regularly scheduled meeting in each year. Submit the Charter to the Board of Directors for approval and cause the Charter to be approved at least once every three years in accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange (as may be modified, supplemented or superseded).
Independent Auditors
     7. The Company’s independent auditors are directly accountable to the Committee and the Board of Directors. The Committee shall review the independence and performance of the independent auditors, annually appoint the independent auditors and approve any discharge of auditors when circumstances warrant.
     8. The Committee shall set clear hiring policies for employees or former employees of the independent auditors.
     9. Approve the fees and other significant compensation to be paid to the independent auditors.
     10. Approve the independent auditors’ annual audit plan, including scope, staffing, locations and reliance upon management and the internal audit function.
     11. On an annual basis, review and discuss with the independent auditors all significant relationships the auditors have with the Company that could impair the auditors’ independence. Such review should include receipt and review of a report from the independent auditors regarding their independence consistent with Public Company Accounting Oversight Board Rule 3526 (as may be modified, supplemented or superseded). All engagements for non-audit services by the independent auditors must be approved by the Committee prior to the commencement of services. The Committee may designate a member of the Committee to represent the entire Committee for purposes of approval of non-audit services, subject to review by the full Committee at the next regularly scheduled meeting. The Company’s independent auditors may not be engaged to perform prohibited activities under the Sarbanes-Oxley Act of 2002 or the rules of the Public Company Accounting Oversight Board or the Securities and Exchange Commission.
     12. Prior to filing or releasing annual financial statements, discuss the results of the audit with the independent auditors, including a discussion of the matters required to be communicated to audit committees in accordance with SAS 114 (as may be modified, supplemented or superseded). Prior to filing or releasing quarterly unaudited financial statements, discuss the independent auditors matters required to be communicated to audit committees in accordance with SAS 100 (as may be modified, supplemented or superseded).
     13. Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 (which requires the independent auditor, if it detects or becomes aware of any illegal act, to assure that the Committee is adequately informed and to provide a report if the independent auditor has reached specified conclusions with respect to such illegal acts) has not been implicated.
     14. Consider the independent auditors’ judgment about the quality and appropriateness of the Company’s accounting principles, including acceptable alternatives and critical accounting estimates as applied in its financial reporting.
Internal Audit Function and Legal Compliance
     15. Review the budget and activities of the Company’s internal audit function, audit plans, procedures and result, and coordination with independent auditors. Regularly review the continued overall effectiveness of the internal audit function as required under relevant law and the listing standards of the New York Stock Exchange.
     16. Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.
     17. Review reports received by the Company’s Risk Mitigation Group with respect to complaints regarding accounting, internal accounting controls, disclosure controls and procedures, auditing matters or violations of the Company’s Code of Ethics (as defined in the Company’s Code of Business Conduct for Members of the Board of Directors and Executive Officers)(collectively, “Complaints”).
     18. On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.
     19. Review and assess at least annually the Company’s Code of Ethics, recommend changes in the Code of Ethics as conditions warrant and confirm that management has established a system to monitor compliance with the Code of Ethics by officers and relevant employees of the Company.
     20. Review management’s monitoring of the Company’s compliance with the Code of Ethics, and confirm that management has a review system in place to maximize the likelihood that the Company’s financial statements, reports, other financial information and disclosures disseminated to governmental organizations and the public satisfy applicable legal requirements.
     21. Facilitate and review, as appropriate, the Company’s procedures for the receipt, retention and treatment of Complaints received by the Company from (a) Company employees through the Company’s Risk Mitigation Group or (b) Company employees or others through confidential, anonymous submission(s) to a post office box (or confidential e-mail) directly to the Chair of the Audit Committee.
     22. Confirm that any action requested by the Chair in respect of any alleged Complaint has been taken as requested by the Committee.
     23. Serve as the Board’s qualified legal compliance committee pursuant to which an attorney for the Company may report purported evidence of a material violation of securities law, breach of fiduciary duty or similar violation by the Company or one of its agents.
Other Audit Committee Responsibilities
     24. Annually prepare the report to shareholders as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
     25. Review and approve all related-party transactions.
     26. Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.
     27. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.
     28. The Committee shall be evaluated through the annual evaluation process conducted by the Nominating/Corporate Governance Committee.
Limitation of Audit Committee’s Role
     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Committee’s oversight in the areas covered by this Charter. The independent auditors are responsible for expressing an opinion on those financial statements.
     Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. They rely, and are entitled to rely, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of the independent auditors included in their report on the Company’s financial statements.
     The Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with GAAP and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP or that the audit of the Company’s financial statements has been carried out in accordance with GAAP.

Appendix II
NATIONAL OILWELL VARCO, INC.
(“Company”)
CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
Amended and Restated by the Board of Directors on November 14, 2007
I. Purpose
The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:
•	Discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers.

•	Approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

•	Administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.
The Committee has the authority, at the Company’s expense and to the extent it deems necessary or appropriate, to retain special legal, compensation or other consultants to advise the Committee. The Company shall at all times make adequate provisions for the payment of all fees and other compensation, approved by the Committee, to any consultants or experts employed by the Committee.
II. Structure and Operations
Composition
The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be determined by the Board to meet the independence requirements of the Securities and Exchange Commission, the New York Stock Exchange and the Corporate Governance Guidelines of the Board (as each may be modified or supplemented). In addition, each Committee member shall also be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined in section 162(m) of the Internal Revenue Code.

Appointment and Removal
     Committee members shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee of the Board. A Committee member shall serve until such member’s successor is duly appointed or until such member’s earlier resignation, death or removal. The members of the Committee may be removed, with or without cause, by majority vote of the Board.
Chairman
     If a Committee Chair is not designated by the Board, the members of the Committee may designate a Chair by majority vote of the Committee members.
Meetings
     The Committee shall meet at least twice annually, or more frequently as circumstances dictate. A majority of the members of the Committee shall constitute a quorum. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings may be held telephonically. The Committee may act by unanimous written consent, when deemed necessary or desirable by the Committee.
     The Chair of the Committee, with input from the other members of the Committee and the representatives of the Company’s senior management designated by the Chief Executive Officer, shall develop the agenda for each Committee meeting. The Committee may request any officer or employee of the Company or the Company’s counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.
Subcommittees
     The Committee shall not be authorized to create any subcommittees.
III. Compensation Committee Responsibilities and Duties
     1. Equity-based Plans. The Committee shall make recommendations to the Board with respect to the adoption of equity-based plans.
     2. Plan Administration. The Committee shall have full and final authority in connection with the administration of all plans of the Company under which incentive compensation and shares of common stock or other equity securities of the Company may be issued to directors and executive officers. In furtherance of the foregoing, the Committee shall, in its sole discretion, grant options and make awards of shares under the Company’s stock plans.
     3. Director Compensation. The Committee shall annually assess the adequacy and suitability of the Company’s compensation plan for members of its Board. In carrying out this responsibility, the Committee shall consider whether the Company’s director compensation plan is sufficient to enable the Company to attract talented and qualified individuals to serve on the Board and its standing committees. Where the Committee considers it appropriate, the Committee may engage compensation consultants to evaluate the adequacy of the Company’s director compensation plan. The Committee shall prepare, as appropriate, modifications to the current director compensation plan and submit any such modifications to the full Board for its disposition.
     4. Chief Executive Officer (“CEO”) Compensation and Goals. The Committee shall annually review and approve corporate goals and objectives relevant to CEO compensation, solicit input from all directors of the Company, evaluate the CEO’s performance in light of those goals and objectives, recommend to the non-management members of the Board the CEO’s total annual compensation package and thereafter the Chair of the Committee shall provide development feedback to the CEO. In determining the long-term incentive component of CEO compensation, the Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.
     5. Approval of Other Executive Officer Compensation. The Committee shall annually review with the CEO and approve for the executive officers of the Company other than the CEO: (a) annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, and change in control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits.
     6. Total Amounts Payable on Termination of Employment. The Committee shall review on an annual basis or such other time period as it deems appropriate, the total amounts payable to executive officers under all compensation and benefit plans and agreements under various termination of employment scenarios, including retirement and change of control.
     7. Review of Compensation Discussion and Analysis; Annual Report. The Committee shall review and discuss the Compensation Discussion and Analysis with management and based on such review and discussions recommend to the Board that such analysis be included in the Company’s proxy statement. The foregoing matters shall be evidenced in the Committee’s report, which shall be included in the Company’s proxy statement.
     8. Other Activities. The Committee shall perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate, including a review and assessment of this Charter at least annually and the submission of any recommended changes therein to the Board at its fourth regularly scheduled meeting in each year.
     9. Committee Minutes and Reports. The Committee shall maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.
     10. Section 16(b) Approvals. The Committee shall pre-approve all transactions in the Company’s securities, by and between the Company and any director and executive officer of the Company, for which exemptive treatment from Section 16(b) of the Exchange Act is sought.
     11. Evaluations. This Committee shall be evaluated through the annual evaluation process administered by the Nominating/Corporate Governance Committee.

Appendix III
NATIONAL OILWELL VARCO, INC.
(“Company”)
CHARTER OF THE NOMINATING/CORPORATE
GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS
Amended and Restated by the Board of Directors on November 16, 2005
I. Purpose
     The Nominating/Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:
•	Ensure that the Board and its committees are appropriately constituted so that the Board and Directors may effectively meet their fiduciary obligations to shareholders and the Company;

•	Identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of shareholders and candidates to fill vacancies in the Board;

•	Recommend to the Board annually the Directors to be appointed to Board committees;

•	Monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•	Monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.
The Committee shall have the sole authority, at the Company’s expense, to retain and terminate, as necessary, any search firm to be used to assist the Committee in identifying director candidates, including the sole authority to approve such search firm’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors it deems necessary in the performance of its duties. The Company shall at all times make adequate provisions for the payment of all fees and other compensation, approved by the Committee, to any consultants or experts employed by the Committee.

II. Structure and Operations
Composition
     The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be determined by the Board to meet the independence requirements of the Securities and Exchange Commission, the New York Stock Exchange and the Corporate Governance Guidelines of the Company (the “Guidelines”) (as each may be modified or supplemented).
Appointment and Removal
     Committee members shall be appointed by the Board on the recommendation of the Committee and shall serve until such member’s successor is duly appointed or until such member’s earlier resignation, death or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.
Chairman
     If a Committee Chair is not designated by the Board, the members of the Committee may designate a Chair by majority vote of the Committee members.
Meetings
     The Committee shall meet at least twice annually, or more frequently as circumstances dictate. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings may be held telephonically. A majority of the members of the Committee shall constitute a quorum. The Committee may act by unanimous written consent, when deemed necessary or desirable by the Committee or its Chair.
     The Chair of the Committee, with input from the other members of the Committee and the representatives of the Company’s senior management designated by the Chief Executive Officer, shall develop the agenda for each Committee meeting.
     The Committee may request any officer or employee of the Company or the Company’s counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.
Subcommittees
     The Committee shall not be authorized to create any subcommittees.
III. Nominating/Corporate Governance Committee Responsibilities and Duties
     Recommend Nominees for Election as Directors

The Committee shall recommend to the Board the director nominees for each annual meeting of shareholders and persons to fill vacancies in the Board that occur between meetings of shareholders. In discharging this responsibility, the Committee shall:
1.	With respect to directors to be nominated to stand for re-election, consider matters such as attendance at Board and committee meetings, conflicts of interest, and other relevant factors.

2.	Determine the desired skills and attributes for new directors to serve on the Board;

3.	Evaluate prospective Board members, including candidates suggested by shareholders, whose skills and attributes reflect those desired;

4.	Interview prospective candidates and ascertain whether they meet the qualifications for director set forth in the Guidelines;

5.	Secure approval by the entire Board of each nominee for election as a Director or each person selected to fill a vacancy on the Board; and

6.	Approve extending an invitation to join the Board if the invitation is proposed to be extended by any person other than the Chair of the Committee.
     Recommend Appointments
7.	The Committee, in consultation with the Chair of the Board, and after considering the desires, experience and expertise of individual Directors, shall make a recommendation and report to the Board regarding the assignment of Directors to Committees, including the designation of Committee Chairs. Committees and their Chairs shall be appointed by the Board of Directors annually at the annual organizational meeting of the Board of Directors. It is the Board’s policy that only Directors who at all times meet the independence and other requirements of applicable laws, listing requirements and the Guidelines shall serve on the Company’s standing Committees.

8.	Annually, the Committee shall recommend to the non-employee Directors an independent Director to serve as the Company’s Lead Director.
Evaluate the Board, its Committees and their Members
The Committee shall conduct an annual review and evaluation of the conduct and performance of the Board, its members, the Board’s committees and their members based upon completion by each director of an evaluation form circulated in connection with such review and evaluation. The evaluation form shall include questions designed to solicit an assessment of:
9.	The size, composition and independence of the Board and each committee of which a Director is a member;

10.	The adequacy of committee charters;

11.	Access to and review of information from management by the Board and each committee on which a Director is a member, and the quality of such information;

12.	The performance of the members of the Board and each committee of which each Director is a member;

13.	The Board’s responsiveness to shareholder concerns;

14.	Maintenance and implementation of the Company’s Code of Ethics (as defined in Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officer); and

15.	Maintenance and implementation of the Guidelines.
The review shall seek to identify specific areas, if any, in need of improvement or strengthening, including the need for the creation of additional committees, and the results shall be summarized in a report by the Committee that is presented to the full Board during the fourth regularly scheduled Board meeting in each year. The Board shall discuss the report and consider any recommendations set forth therein. The Board may request that any member who receives unfavorable performance reviews from at least a majority of the other members of the Board or any committee upon which he or she serves resign from the Board or any such committee.
Monitor and Evaluate the Corporate Governance Matters
The Committee shall review the Company’s corporate governance documents, policies and procedures. In carrying out this responsibility, the Committee shall:
16.	Review periodically the adequacy of the certificate of incorporation and bylaws of the Company and recommend to the Board, as necessary, that it propose amendments to those documents for consideration by the shareholders;

17.	Determine whether the Guidelines are being effectively adhered to and implemented;

18.	Ensure that the Guidelines are appropriate for the Company and comply with applicable laws, regulations and listing standards;

19.	Recommend any desirable changes in the Guidelines to the Board during the fourth regularly scheduled Board meeting in each year;

20.	Consider any other corporate governance issues that may arise from time to time, and develop appropriate recommendations to the Board.
Board Orientation and Continuing Education

21.	The Committee, working with the Company’s senior management, shall be responsible for the development of an orientation program for new Directors, which shall be designed both to familiarize new Directors with the full scope of the Company’s business and key challenges and to assist new Directors in developing and maintaining the skills necessary or appropriate for the discharge of their responsibilities. The program should include background material, meetings with senior management and visits to the Company’s key facilities.
Review of Management Succession Plans
22.	The Committee shall be responsible for planning for succession in the senior management ranks of the Company, including the office of Chief Executive Officer. The Chief Executive Officer shall report to the Committee at the time of the fourth regularly scheduled Board meeting in each year regarding the processes in place to identify talent within the Company to succeed to senior management positions and the information developed during the current calendar year pursuant to those processes.
Other Nominating/Corporate Governance Committee Responsibilities
The Committee shall discharge the following additional responsibilities:
23.	Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate, including a review and assessment of this Charter at least annually and the submission of any recommended changes therein to the Board at its fourth regularly scheduled meeting in each year.

24.	Consider at least annually and recommend to the Board suggested changes, if any, in the size of the Board.

25.	Review the corporate governance disclosures in the Company’s proxy statement for each annual meeting of shareholders.

26.	Approve service by the Chief Executive Officer or any other member of senior management on the board of directors of any company if the Committee deems such service appropriate and desirable under the circumstances.

27.	Receive, evaluate and formulate a recommendation to the Board regarding any resignation letter received from a non-management director upon his or her resignation or retirement from, or termination of, his or her principal current employment, or other similar change in professional occupation or association.

28.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

Appendix IV
NATIONAL OILWELL VARCO, INC.
(“Company”)
CORPORATE GOVERNANCE GUIDELINES
As Amended and Restated by the Board of Directors on November 12, 2008
I. Objectives Sought to be Achieved
The Board of Directors of the Company (the “Board”) has adopted these guidelines to promote the effective functioning of the Board and its committees.
II. Composition, Structure and Qualifications of the Board of Directors
     A. Size of the Board. The bylaws provide that the number of Directors shall be determined from time to time by resolution of the Board. The Board believes that at the present time the optimal number of Directors is eight or nine, but the Board will review this matter annually and will increase or decrease the number of Directors as appropriate after considering the recommendation of the Nominating/Corporate Governance Committee.
     B. Board Membership Criteria. It is the policy of the Board of Directors that the Board will reflect the following characteristics at the earliest practicable time but in no event later than the time, if any, that each of the following becomes a legal or regulatory requirement:
•	Each Director shall have a reputation for integrity, honesty, candor, fairness and discretion;

•	Each Director shall be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	Each Director shall be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise;

•	Only one member of the Board shall be an executive officer or other employee of the Company. It is anticipated that under normal circumstances that employee shall be the Chief Executive Officer;

•	Directors will be diverse in gender, race and background, consistent with the Board’s requirements for knowledgeable, experienced, motivated and ethical members;

•	A majority of the Directors shall meet the standards of independence from the Company and its management set forth under the section entitled “Director Independence” below; and

•	Directors will possess a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.
C. Director Independence.
     a. Independence Generally. A majority of the members of the Board shall be “independent” within the meaning of the rules (the “Listing Rules”) of the New York Stock Exchange (“NYSE”). Directors who do not meet the NYSE’s independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom. For a Director to be deemed “independent,” the Board shall affirmatively determine that the Director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. The following list of factors, while not exhaustive, will preclude a Director from being considered “independent”:
•	the Director is, or has been within the last three years, an employee of the Company or any of its affiliates, or the Director has an immediate family member who is, or has been within the last three years, an executive officer, of the Company or any of its affiliates;

•	the Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company or any of its affiliates, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(A) the Director is a current partner or employee of a firm that is the internal or external auditor of the Company or any of its affiliates; (B) the Director has an immediate family member who is a current partner of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and personally works on the audit of the Company or any of its affiliates; or (D) the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the audit of the Company or any of its affiliates within that time;

•	the Director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
b.	Certain Definitions. For purposes of these Guidelines, the terms:
•	“affiliate” means any corporation or other entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•	“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home.
     c. Annual Review. The Board shall undertake an annual review of the independence of all non-employee Directors. In advance of the meeting at which this review occurs, each non-employee Director shall be asked to provide the Board with full information regarding the Director’s business and other relationships with the Company and its affiliates and with senior management and their affiliates to enable the Board to evaluate the Director’s independence. Following such annual review, only those Directors whom the Board affirmatively determines have no material relationship with the Company will be considered independent Directors, subject to additional qualifications prescribed under the Listing Rules. The basis for any determination that a relationship is not material will be published in the Company’s annual proxy statement.
     d. Change in Circumstances. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships among Directors, between Directors and the Company and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirement set forth in the provision below entitled “Directors Who Change Their Corporate Affiliations.”
     D. Additional Independence Criteria for Audit Committee Members. No Director may serve on the Audit Committee of the Board unless such director meets all of the criteria established for audit committee service by the Sarbanes-Oxley Act, any other law and any rule or regulation of any regulatory body or self-regulatory body applicable to the Company, including the Securities and Exchange Commission (the “SEC”) and the NYSE.
     E. Directors Who Change Their Corporate Affiliations. Each Director shall submit to the Nominating/Corporate Governance Committee for its consideration a letter of resignation upon resignation or retirement from, or termination of, the Director’s principal current employment, or other similarly material changes in professional occupation or association. Following receipt of a recommendation from the Nominating/Corporate Governance Committee, the Board shall be free to accept or reject the letter of resignation. The Board shall act promptly with respect to each such letter of resignation and shall promptly notify the Director concerned of its decision.
     F. Age, Term and Other Limits. These Guidelines have been adopted to promote high standards of professionalism and commitment in regards to service by the Company’s Directors and Executive Officers. A Director shall not be nominated to a new term if he or she would be age 70 or older at any time during such new term.
G. Selection of Directors.
     a. The Nominating/Corporate Governance Committee shall be responsible for identifying candidates for membership on the Board. Prospective candidates for Director may be initially identified by the Chair of the Board or any Director, shall be interviewed by members of the Nominating/Corporate Governance Committee and shall be recommended by that committee to the full Board for its consideration and approval. Invitations for membership on the Board shall be extended by the Chair of the Board or such other person as may be designated by the Nominating/Corporate Governance Committee.
     b. The Board recognizes that it is important for the Board to balance the benefits of continuity with the benefits of fresh viewpoints and experience. In selecting Directors, whether new candidates or continuing Directors, the Board shall give the highest priority to meeting the standards and qualifications set forth at the beginning of these Guidelines. In this connection, the Board shall seek candidates whose occupation, service on other boards, or other time constraints will not adversely affect their ability to dedicate the requisite time to service on this Board.
     c. The Board shall nominate for election or reelection only candidates who agree to tender, promptly following the annual meeting at which they are elected or reelected as director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face reelection and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with these Corporate Governance Guidelines.
     H. Voting for Directors. In accordance with the Company’s Bylaws, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at any meeting for the election of directors at which a quorum is present, provided that if as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether or not the proxy statement is thereafter revised or supplemented) the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for reelection.
If an incumbent director fails to receive the required votes for reelection, the Nominating/Corporate Governance Committee shall promptly determine whether to accept the director’s resignation offer and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating/Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating/Corporate Governance Committee including, without limitation, the stated reasons why stockholders voted against election of such director, the length of service and the qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, applicable Bylaw provisions, and these Corporate Governance Guidelines.
The Board will act on the Nominating/Corporate Governance Committee’s recommendation no later than ninety (90) days following certification of the shareholder vote. In considering the Nominating/Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating/Corporate Governance Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Nominating/Corporate Governance Committee’s recommendation, the Company will promptly disclose the Board’s decision whether to accept the director’s resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.
The Board expects any director who fails to receive the required vote for reelection to abstain from participating in any decision regarding his or her resignation. If a majority of the members of the Nominating/Corporate Governance Committee failed to receive more votes cast “for” than “against” his or her election or reelection at the same election, the Board of Directors will appoint a Board committee of the independent directors who are on the Board who did receive more votes cast “for” than “against” his or her election or reelection solely for the purposes of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent directors who received more votes cast “for” than “against” his or her election or reelection.
To the extent that one or more of the directors’ resignations are accepted by the Board, the Nominating/Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. Any such action shall be effected in accordance with the applicable provisions of the Company’s Certificate of Incorporation and Bylaws and these Corporate Governance Guidelines. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his successor is duly elected, or his or her earlier resignation or removal.
This provision on voting for directors will be summarized or included in each proxy statement relating to the election of directors.

III. Responsibilities of the Board of Directors
     A. Oversight Functions. The Board of Directors has four regularly scheduled meetings a year at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company. In addition to its general oversight of management, the Board also performs a number of specific functions, including:
•	Selecting, monitoring, evaluating, compensating, and, if necessary, replacing the Chief Executive Officer and ensuring management succession in consultation with the Nominating/Corporate Governance Committee and the Compensation Committee;

•	Selecting, monitoring, evaluating, compensating, and, if necessary, replacing the other senior executives in consultation with the Chief Executive Officer;

•	Reviewing and approving management’s strategic and business plans, including developing a depth of knowledge of the businesses being served, understanding and questioning the assumptions upon which such plans are based, and reaching an independent judgment as to the probability that the plans can be realized;

•	Reviewing and approving the Company’s financial objectives, plans, and actions, including significant capital allocations and expenditures;

•	Establishing and approving the Company’s policies regarding levels of delegated authority;

•	Monitoring corporate performance against the Company’s strategic and business plans, including overseeing the Company’s operating results on a regular basis to evaluate whether its businesses are being properly managed;

•	Promoting ethical behavior and compliance with laws and regulations, auditing and accounting principles, and the Company’s own governing documents;

•	Reviewing, approving and periodically revising, as appropriate, the Company’s mission statement, these Guidelines and the charters of the Board’s various standing Committees;

•	Assessing the Board’s own effectiveness in fulfilling these and other Board and committee responsibilities; and

•	Performing such other functions as are prescribed by law, or assigned to the Board in the Company’s governing documents.
The Board of Directors has delegated to the Chief Executive Officer, working with the other executive officers of the Company and its affiliates, the authority and responsibility for managing the business of the Company in a manner consistent with the standards set forth in these Guidelines, and in accordance with any specific plans, instructions or directions of the Board.
     B. Evaluation of Board Performance.
     a. The Audit Committee shall periodically assess the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers (the “Code”) and the other policies referred to in or constituting part of the Company’s Code of Ethics (as defined in the Code) to assure that each of them addresses appropriate topics, contains compliance standards and procedures, and comports with relevant law and the Listing Rules. Members of the Board of Directors shall act at all times in accordance with the requirements of the Code of Ethics, which shall be applicable to each Director. The Board may not waive the application of the Code of Ethics for any Executive Officer or Director, but may determine that the substantive requirements of the Code of Ethics are not contravened by a particular set of circumstances.
     b. The Nominating/Corporate Governance Committee shall conduct an annual review and evaluation of the conduct and performance of the Board, its members, the Board’s standing committees and their members based upon completion by each Director of an evaluation form circulated annually, that includes, among other things, an assessment of:
•	The composition and independence of the Board and each standing committee of which such Director is a member;

•	Access to and review of information from management by the Board and each standing committee of which a Director is a member, and the quality of such information;

•	The performance of the members of the Board and each standing committee of which such Director is a member;

•	The Board’s responsiveness to stockholder concerns;

•	Maintenance and implementation of the Company’s Code of Ethics; and

•	Maintenance and implementation of these Guidelines.
The review shall seek to identify specific areas, if any, in need of improvement or strengthening and the results shall be summarized in a report delivered by the Nominating/Corporate Governance Committee to the full Board annually. The Board shall discuss the report and consider any recommendations set forth therein. The Board may request that any member who receives unfavorable performance reviews from at least a majority of the other members of the Board or any committee upon which he or she serves resign from the Board or any such committee.

Service on the board of directors of any company by the Chief Executive Officer or any other member of the Company’s senior management shall be approved by the Nominating/Corporate Governance Committee prior to the commencement of service on any such board.
     C. Communications with Third Parties. Generally, the Chief Executive Officer, the Chief Financial Officer or one of their designees shall be the chief spokesperson for the Company, except under extraordinary circumstances, in which event the Chair and/or the Lead Director shall serve as the spokesperson for the Company.
     D. Access to Managers and Outside Advisors. Each Director may consult with any manager or employee or with any outside advisor to the Company at any time. If appropriate, it is expected that the Director will inform the Chief Executive Officer when significant issues are being discussed. The Board, as well as each Committee of the Board, shall have the right to retain, at the Company’s expense, such outside advisors as the Board or applicable Committee shall deem appropriate.
     E. Selection and Annual Evaluation of Chief Executive Officer.
     a. The Chief Executive Officer should exhibit and have a reputation for dedication, integrity, honesty, candor, fairness and discretion. The Chief Executive Officer should also be knowledgeable or willing to become so quickly in the critical aspects of the Company’s businesses and operations. He or she should be experienced in serving in a leadership position as a member of senior management of a substantial publicly held corporation, including extensive experience in matters such as dealing with employees, investors, customers, vendors, competitors, suppliers, rating agencies and regulatory authorities.
     b. Annually, the Compensation Committee shall solicit information from each Director regarding the performance of the Chief Executive Officer during the current year. The Compensation Committee shall compile the information and present an evaluation of the Chief Executive Officer’s performance and a recommendation regarding the terms of his or her continued employment to the independent members of the Board. Thereafter, the Compensation Committee shall discuss its evaluation and the recommendation of the independent members of the Board with the Chief Executive Officer.
     F. Management Succession. The Nominating/Corporate Governance Committee shall be responsible for planning for succession in the senior management ranks, including the office of the Chief Executive Officer. The Chief Executive Officer shall be responsible for: (a) developing processes to identify talent within the Company to succeed to senior positions in management; and (b) annually discussing such processes and presenting the information developed pursuant thereto to the Nominating/Corporate Governance Committee for its consideration.

IV. Board Meetings
     A. General. The Chair of the Board, with input from the other members of the Board, shall determine the timing and length of the meetings of the Board. The Board expects that four regular meetings at appropriate intervals are in general desirable for the performance of the Board’s normal responsibilities. In addition to regularly scheduled meetings, unscheduled or special Board meetings may be called upon appropriate notice at any time to address specific needs of the Company.
     B. Attendance. Directors are expected to attend and participate in person in each regularly scheduled Board meeting, as well as the dinner meeting held the evening before each regularly scheduled Board meeting. It is recognized, however, that telephone conference participation by a Director may be necessary from time to time and that such participation is preferable to a Director missing a Board meeting.
     C. Agenda. The Chair shall establish the agenda for each Board meeting with input from the other Directors. Each agenda for a regularly scheduled Board meeting will include an “Other Business” segment. Each Director shall have the ability to include items on the agenda, request the presence of or a report by any member of the Company’s senior management or raise subjects during the “Other Business” segment of each regularly scheduled Board meeting that are not on the agenda for that meeting. The Chair of the Board or the Corporate Secretary shall circulate the final agenda among the Directors. To the extent deemed appropriate by the Chief Executive Officer, the operating heads of the major businesses of the Company shall be afforded an opportunity to make presentations to the Board. The Company’s Chief Executive Officer (if not a Director), Chief Financial Officer and Corporate Secretary shall attend each meeting of the Board, unless requested otherwise by the Board. Directors may request that other appropriate members of senior management present to the Board information on specific topics relating to the Company and its operations.
     D. Board Materials. Directors shall receive information and data that are important to their understanding of the businesses of the Company in sufficient time to prepare for meetings and in any event at least two business days prior to any regularly scheduled meeting in the case of a regular agenda item and as promptly as practicable thereafter with respect to any special agenda item. Information and data relating to matters to be addressed at a specially scheduled meeting shall be received by Directors as soon as practicable prior to the meeting. This material shall be as concise as possible while providing the requisite information; and it shall include highlights and summaries whenever appropriate. The material may be distributed by electronic means, regular mail, fax, courier, or overnight mail. However, it is recognized that certain circumstances may on occasion cause written materials to be unavailable in advance of the meeting.
     E. Meetings of Non-Management Directors in Executive Session. After each regularly scheduled meeting of the Board of Directors, the non-management members of the Board shall meet in regularly scheduled executive session, without the participation of the Chief Executive Officer or other members of the Company’s management to review matters concerning the relationship of the Board with the management Directors and other members of the Company’s management and such other matters as the Lead Director and participating

Directors may deem appropriate. The Board shall not take formal actions at such sessions, although the participating Directors may make recommendations for consideration by the full Board. Additional executive sessions may be scheduled from time to time as determined by the Lead Director or a majority of the non-management Directors. The topics discussed at each meeting shall be summarized for the Chief Executive Officer by the Lead Director or the other non-management Directors participating in the meeting.
V. Board Committees and Committee Membership
     A. Number and Establishment of Committees. There are currently three standing Committees of the Board of Directors: Audit, Compensation and Nominating/Corporate Governance. From time to time, the Board may designate ad hoc Committees in conformity with the Company’s bylaws. Each standing Committee shall have the authority and responsibilities delineated in the Company’s bylaws, the resolutions creating it and any applicable charter. No standing Committee is authorized to create a subcommittee. The Board of Directors shall have the authority to disband any ad hoc or standing Committee when it deems it appropriate to do so, provided that the Company shall at all times have such Committees as may be required by applicable law or listing standards.
     B. Assignment of Committee Members. The Nominating/Corporate Governance Committee, in consultation with the Chair of the Board, and after considering the desires, experience and expertise of individual Directors, shall make a recommendation and report to the Board regarding the assignment of Directors to Committees, including the designation of Committee Chairs. Committees and their Chairs shall be appointed by the Board of Directors annually at the annual organizational meeting of the Board of Directors. It is the Board’s policy that only Directors who at all times meet the independence and other requirements of applicable law, listing requirements and these Guidelines shall serve on the Company’s standing Committees.
     C. Committee Charters. Each standing Committee shall have a written charter, which shall be approved by the full Board of Directors and state the purpose of such Committee. Committee charters shall be reviewed periodically to reflect the activities of each of the respective Committees, changes in applicable law or regulation and other relevant considerations, and proposed revisions to such charters shall be approved by the full Board of Directors. If any Director ceases to be independent under the standards set forth herein while serving on any Committee whose members must be independent, he or she shall promptly resign from that Committee.
     D. Committee Meetings. Each Committee Chair, in consultation with the Chair of the Board, shall establish agendas and, and subject to any requirements in the applicable committee charter, set meetings at the frequency and length appropriate and necessary to carry out the Committee’s responsibilities. Any Director who is not a member of a particular Committee may attend any Committee meeting, unless otherwise requested by the Committee Chair. All Directors shall be entitled to receive information distributed in respect of any particular Committee meeting, unless (i) otherwise requested by the Committee Chair or (ii) the Director elects not to receive such materials.

VI. Director Compensation.
The Compensation Committee shall review annually the Directors’ compensation package and make recommendations as appropriate to the full Board. Director compensation should be sufficient to enable the Company to attract talented and qualified individuals to serve on the Board and its standing Committees. Director compensation must be the sole remuneration from the Company for members of the Audit, Compensation, and Nominating/Corporate Governance Committees.
VII. Board Leadership
Subject to review from time to time, the Company will continue to combine the roles of Chair of the Board and Chief Executive Officer and will appoint a Lead Director, as set forth below.
     A. Role of the Chair. The Chair is responsible for coordinating the activities of the Board. In addition to the duties of a regular Board member and those set forth in the Company’s bylaws applicable to the office, the Chair has the following specific responsibilities:
•	Schedule Board meetings in a manner that enables the Board and its committees to perform their duties responsibly while not interfering with the ongoing operations of the Company;

•	Prepare, with input from the Chief Executive Officer if the same person does not hold both offices, committee chairs and other Directors, the agendas for the Board meetings;

•	Define the quality, quantity and timeliness of the flow of information between senior management and the Board;

•	Approve, in consultation with other Directors, the retention of consultants who report directly to the Board;

•	Interview, along with the members of the Nominating/Corporate Governance Committee, all Board candidates, and make recommendations to that committee;

•	Assist the Board in the implementation of these Guidelines; and

•	Consult with the Nominating/Corporate Governance Committee with respect to the membership of the various Board committees and the selection of the committee chairs.
     B. Role of Lead Director. Each year, the non-employee Directors shall appoint a Lead Director, who shall be an independent Director and whose responsibilities shall include:
•	developing the agenda for, and presiding over the executive sessions of, the Board’s non-management Directors;

•	facilitating communications between the Chair of the Board and other members of the Board;

•	with the Chair of the Board and Chief Executive Officer, coordinating the assessment of the committee structure, organization, and charters, and evaluating the need for any changes;

•	acting as principal liaison between the non-management Directors and the Chief Executive Officer on matters dealt with in executive session; and

•	assume such further tasks as the independent directors may determine from time to time.
     If the Chair of the Board is an independent Director, the Company expects that person shall also serve as the Lead Director.
VIII. Director Orientation and Continuing Education.
The Nominating/Corporate Governance Committee, working with the Company’s senior management, shall provide appropriate orientation programs for new Directors, which shall be designed both to familiarize new Directors with the full scope of the Company’s businesses and key challenges and to assist new Directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities. The Nominating/Corporate Governance Committee, working with the Company’s senior management, shall also periodically provide materials or briefing sessions for all Directors on subjects that would assist them in discharging their duties and manage for visits to the Company’s key facilities. The Company shall offer annually to pay the costs for each Director attending and participating in one professionally sponsored conference or educational program designated to familiarize directors of publicly held companies with their duties and responsibilities.
IX. Miscellaneous
     A. Repricing Stock Options. The Company shall not reprice any stock options.
     B. Prohibition on Loans to Directors and Executive Officers. The Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of Directors or Executive Officers.
     C. Stock Ownership by Directors and Executive Officers. Directors and Executive Officers are encouraged to own shares of the Company’s stock and increase their ownership of those shares over time.
     D. Corporate Governance Guidelines. The Nominating/Corporate Governance Committee shall reevaluate, no less frequently than annually, these Guidelines and recommend to the Board such revisions as it deems necessary or appropriate for the Board to discharge its responsibilities more effectively. If the Board ascertains at any time that any of the Guidelines set forth herein are not in full force and effect, the Board shall take such action as it deem reasonably necessary to assure full compliance as promptly as practicable. Copies of the current version of these Guidelines, the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers, the Code of Ethics for Senior Financial Officers and the charter for each standing Committee of the Board shall be posted on the Company’s website.

     Appendix V
NATIONAL OILWELL VARCO, INC.
CODE OF BUSINESS CONDUCT AND ETHICS FOR
MEMBERS OF THE BOARD OF DIRECTORS
AND EXECUTIVE OFFICERS
Amended and Restated by the Board of Directors on November 16, 2005
     The Board of Directors (the “Board”) of National Oilwell Varco, Inc. (the “Company”) has adopted the following Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers (this “Code”). This Code is intended to focus the Board, each Director, Company management, and each Executive Officer on areas of ethical risk, provide guidance to Directors and management to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each Director and Executive Officer must comply with the letter and spirit of this Code. This Code, the Company’s Business Ethics Policy, Conflict of Interest Policy, Policy Regarding Employee Inventions and Confidential Information, Improper Business Payments Policy, Policy Regarding U.S. Antitrust Laws, Code of Ethics for Senior Financial Officers and Policy on Insider Trading, in the aggregate constitute the Company’s Code of Ethics.
     No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for Directors and Executive Officers. Directors and Executive Officers are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chair of the Audit Committee, who may consult with legal counsel as appropriate.
     Executive Officers of the Company, including Directors who also serve as Executive Officers of the Company should read this Code in conjunction with the Company’s Business Ethics Policy.
     1. Conflict of Interest.
     A “conflict of interest” occurs when a Director’s or Executive Officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company as a whole. Conflicts of interest also arise when a Director or Executive Officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a Director or Executive Officer of the Company. The Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of Directors or Executive Officers or a member of his or her family.
     Directors and Executive Officers must avoid conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Audit Committee.

     This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which Directors and Executive Officers must refrain, however, are set out below.
•	Relationship of Company with third parties. Directors and Executive Officers may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from non-Company sources. Directors and Executive Officers may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

•	Gifts. Directors and Executive Officers and members of their families may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence the Directors’ or Executive Officers’ actions as members of the Board and senior management of the Company, or where acceptance of the gifts could create the appearance of a conflict of interest.
     2. Corporate Opportunities.
     Directors and Executive Officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Executive Officers, and Directors when an opportunity that relates to the Company’s business has been presented to the Directors solely by the Company or its agents and until such time as the Company has determined that it will not pursue the opportunity, are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the Director’s or Executive Officer’s position; (b) using the Company’s property, information, or position for personal gain; or (c) personally competing with the Company, directly or indirectly, for business opportunities. However, if it has been determined that the Company will not pursue an opportunity that relates to the Company’s business, a non-management Director may do so.
     3. Confidentiality.
     Directors and Executive Officers must maintain the confidentiality of information entrusted to them by the Company or its customers, and any other confidential information about the Company that comes to them, from whatever source, in their capacity as Director or Executive Officer, except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

     4. Protection and Proper Use of Company Assets.
     Theft, carelessness and waste of assets have a direct impact on the Company’s profitability. Directors and Executive Officers shall protect the Company’s assets and ensure their efficient use.
     5. Fair Dealing.
     The conduct required by fair dealing requires honesty in fact and the observance of reasonable commercial standards of fair dealing. Directors and Executive Officers shall deal fairly and oversee fair dealing by employees and officers with the Company’s directors, officers, employees, customers, suppliers and competitors. None should do anything that could be interpreted as dishonest or outside reasonable commercial standards of fair dealing.
     6. Compliance with Laws, Rules and Regulations.
     Directors and Executive Officers shall comply, and oversee compliance by employees, officers and other directors, with all laws, rules and regulations applicable to the Company.
     7. Compliance with this Code Cannot be Waived.
     While compliance with this Code cannot be waived by the Board or any Committee of the Board, the Board may, upon a favorable recommendation from its Audit Committee, determine that a proposed course of conduct does not contravene the substantive requirements of this Code.
     8. Encouraging the Reporting of any Illegal or Unethical Behavior.
     Directors and Executive Officers should promote ethical behavior and take steps to create a working environment at the Company that: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules, regulations or the Company’s Code of Ethics to appropriate personnel; and (c) fosters the understanding among employees that the Company will not permit retaliation for reports made in good faith.
     9. Failure to Comply; Compliance Procedures.
     A failure by any Director or Executive Officer to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action, and, if warranted, legal proceedings. Directors and Executive Officers should communicate any suspected violations of this Code promptly to the Chair of the Audit Committee. Violations will be investigated by the Audit Committee or by a person or persons designated by the Audit Committee and appropriate action will be taken in the event of any violations of this Code.

     10. Annual Review.
     Annually, each Director and Executive Officer shall provide written certification that he or she has read and understands this Code and its contents and that he or she has not violated, and is not aware that any other Director or Executive Officer has violated, this Code.

     Appendix VI
NATIONAL OILWELL VARCO, INC.
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
Amended and Restated by the Board of Directors on November 16, 2005
I certify that I will adhere to the following principles and responsibilities, as well as the Company’s Policy on Business Ethics and other legal and compliance policies and procedures (collectively the “Code”):
•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest involving personal and professional relationships;

•	To the best of my knowledge and abilities, I will provide other officials and constituents of the Company information that is full, fair, complete, objective, timely and understandable;

•	To the maximum extent possible, take actions and develop financial and accounting procedures that ensure that the Company’s books and records are accurate, and in conformance with recognized and required accounting standards, nationally and internationally;

•	To the best of my knowledge and abilities, I will comply with rules and regulations of U.S. and non-U.S. governmental entities, as well as other private and public regulatory agencies, to which the Company is subject;

•	Act at all times in good faith, responsibly, with due care, competence and diligence, and without any misrepresentation of material facts;

•	Act objectively, without allowing my independent judgment to be subordinated;

•	Respect the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

•	Share my knowledge and skills with others to improve the Company’s communications to its constituents;

•	Promote ethical behavior among employees under my supervision at the Company;

•	Promptly report to the Chair of the Audit Committee of the Board of Directors of the Company any violations of the Code; and

•	Protect the Company’s assets and resources and ensure their efficient use.

NATIONAL OILWELL VARCO, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
ON MAY 19, 2011
The undersigned hereby appoints Clay C. Williams and Dwight W. Rettig or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of National Oilwell Varco, Inc. to be held on Thursday, May 19, 2011, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 7, 2011 proxy statement.
This proxy is solicited on behalf of the board of directors of National Oilwell Varco, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), FOR the frequency of the advisory vote on named executive officer compensation to be on an annual basis (Proposal 4), FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to provide for the annual election of all directors (Proposal 5), FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal 6), and AGAINST the stockholder proposal (Proposal 7).
The undersigned acknowledges receipt of the April 7, 2011 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.
(Continued and to be signed on the reverse side)

Please date, sign and mail your proxy card back as soon as possible!
X
Please mark your vote
as in this example.

The Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 3:

1. The election of directors:
Robert E. Beauchamp

☐ FOR	☐ AGAINST	☐ ABSTAIN

Jeffery A. Smisek

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. Ratification of Independent Auditors:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Approve, by non-binding vote, the compensation of our named executive officers:

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends that you vote “FOR” one year:

4. Recommend, by non-binding vote, the frequency of the advisory vote on named executive officer compensation:

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

The Board of Directors recommends that you vote “FOR” Proposal 5:

5. Approve an amendment to our amended and restated certificate of incorporation to provide for the annual election of all directors:

☐ FOR	☐ AGAINST	☐ ABSTAIN
The Board of Directors recommends that you vote “FOR” Proposal 6:

6. Approve an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 500,000,000 to 1,000,000,000

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends that you vote “AGAINST” Proposal 7:

7. Stockholder Proposal:

☐ FOR	☐ AGAINST	☐ ABSTAIN

NOTE:	Such other business as may properly come before the meeting or any adjournment thereof.

Signature	Signature if held jointly

Date	Date

(Signature(s) should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)